Exhibit 99.1

GOVERNMENT REGULATION AND GAMING ISSUES
The ownership and operation of gaming companies are subject to extensive regulation. In particular, Colorado, Indiana, Iowa, Louisiana, Mississippi, Missouri, Nevada and Ohio have laws, statutes, ordinances and/or regulations (collectively, “Gaming Laws”) affecting the operation of our gaming business and the ownership and disposition of our securities. We summarize these Gaming Laws below. In addition, the ownership and operation of racetracks are subject to extensive regulation. Regulations governing our horse racing operations are administered separately from the regulations governing gaming operations, with separate licenses and license fee structures. We summarize the regulations related to horse racing operations below.
Our certificate of incorporation requires that any person (as defined in our certificate of incorporation) who owns or controls our securities must comply with Gaming Laws governing such person’s “suitability” as an investor. These provisions apply to all the securities offered by us. Any purchaser or holder of securities that we have offered shall be deemed to have agreed to such provisions. If a person owns or controls our securities or the securities of our affiliated companies and is determined by a gaming authority to be unsuitable to own or control such securities or in the sole discretion of our board of directors is deemed likely to jeopardize our right to conduct gaming activities in any of the jurisdictions in which we conduct or intend to conduct gaming activities, we may redeem, and if required by a gaming authority shall redeem, such person’s securities to the extent required by the gaming authority or deemed necessary or advisable by us.
If a gaming authority requires us, or if we deem it necessary or advisable, to redeem a holder’s securities, we will serve notice on the holder who holds the securities subject to redemption and will call for the redemption of the securities of such holder at a redemption price equal to that required to be paid by the gaming authority making the finding of unsuitability, or if such gaming authority does not require a certain price per share to be paid, a sum deemed reasonable by us.
Colorado. The ownership and operation of casino gaming facilities in Colorado are subject to the Colorado Limited Gaming Act of 1991 and the regulations promulgated thereunder (collectively, the “Colorado Act”). Gaming operations are subject to the licensing and regulatory control of the Division of Gaming (“Colorado Division”). The Director of the Colorado Division (“Colorado Director”), pursuant to regulations promulgated by, and subject to the review of, a five-member Colorado Limited Gaming Control Commission (“Colorado Commission”), has been granted broad power to ensure compliance with the Colorado gaming laws and regulations (collectively, the “Colorado Regulations”). The Colorado Division and the Colorado Commission are collectively referred to as the “Colorado Gaming Authorities.”
The Colorado Director may inspect without notice, impound or remove any gaming device. The Colorado Director may examine and copy any licensee’s records, may investigate the background and conduct of licensees and their employees, and may bring disciplinary actions against licensees and their employees. The Colorado Director may also conduct detailed background investigations of persons who loan money to, or otherwise provide financing to, a licensee.
The Colorado Commission can issue five types of gaming and gaming-related licenses, and has delegated authority to the Colorado Director to issue certain types of licenses and approve certain changes in ownership. The licenses are revocable and non-transferable. Our subsidiary, Ameristar Casino Black Hawk, Inc. (the “Colorado Casino”) is licensed by the Colorado Gaming Authorities. The failure or inability of the Colorado Casino, or the failure or inability of others associated with the Colorado Casino, including us, to maintain necessary gaming licenses or approvals would have a material adverse effect on our operations. All persons employed by the Colorado Casino, and involved, directly or indirectly, in gaming operations in Colorado also are required to obtain a Colorado gaming license. All licenses must be renewed every two years. As a general rule, under the Colorado Regulations, no person may have an “ownership interest” in more than three retail gaming licenses in Colorado. The Colorado Commission has ruled that a person does not have an ownership interest in a retail gaming licensee for purposes of the multiple license prohibition if:

•	that person has less than a 5% ownership interest in an institutional investor that has an ownership interest in a publicly traded licensee or publicly traded company affiliated with a licensee;

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a person has a 5% or more ownership interest in an institutional investor, but the institutional investor has less than a 5% ownership interest in a publicly traded licensee or publicly traded company affiliated with a licensee;

•	an institutional investor has less than a 5% ownership interest in a publicly traded licensee or publicly traded company affiliated with a licensee;

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an institutional investor possesses voting securities in a fiduciary capacity for another person, and does not exercise voting control over 5% or more of the outstanding voting securities of a publicly traded licensee or of a publicly traded company affiliated with a licensee;

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a registered broker or dealer retains possession of voting securities of a publicly traded licensee or of a publicly traded company affiliated with a licensee for its customers and not for its own account, and exercises voting rights for less than 5% of the outstanding voting securities of a publicly traded licensee or publicly traded company affiliated with a licensee;

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a registered broker or dealer acts as a market maker for the stock of a publicly traded licensee or of a publicly traded company affiliated with a licensee and exercises voting rights in less than 5% of the outstanding voting securities of the publicly traded licensee or publicly traded company affiliated with a licensee;

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an underwriter is holding securities of a publicly traded licensee or publicly traded company affiliated with a licensee as part of an underwriting for no more than 90 days after the beginning of such underwriting if it exercises voting rights of less than 5% of the outstanding voting securities of a publicly traded licensee or publicly traded company affiliated with a licensee;

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a book entry transfer facility holds voting securities for third parties, if it exercises voting rights with respect to less than 5% of the outstanding voting securities of a publicly traded licensee or publicly traded company affiliated with a licensee; or

•	a person’s sole ownership interest is less than 5% of the outstanding voting securities of the publicly traded licensee or publicly traded company affiliated with a licensee.
In addition, pursuant to the Colorado Regulations, no manufacturer or distributor of slot machines or associated equipment may, without notification being provided to the Colorado Division within ten days, knowingly have an interest in any casino operator, allow any of its officers or any other person with a substantial interest in such business to have such an interest, employ any person if that person is employed by a casino operator, or allow any casino operator or person with a substantial interest therein to have an interest in a manufacturer’s or distributor’s business. A “substantial interest” means the lesser of (i) as large an interest in an entity as any other person or (ii) any financial or equity interest equal to or greater than 5%. The Colorado Commission has ruled that a person does not have a “substantial interest” if such person’s sole ownership interest in such licensee is through the ownership of less than 5% of the outstanding voting securities of a publicly traded licensee or publicly traded affiliated company of a licensee. We are a “publicly traded corporation” under the Colorado Regulations.
Under the Colorado Regulations, any person or entity having any direct or indirect interest in a gaming licensee or an applicant for a gaming license, may be required to supply the Colorado Commission with substantial information, including, but not limited to, background information, source of funding information, a sworn statement that such person or entity is not holding his or her interest for any other party, and fingerprints. Such information, investigation and licensing (or finding of suitability) as an “associated person” automatically will be required of all persons (other than certain institutional investors discussed below) which directly or indirectly beneficially own 10% or more of a direct or indirect beneficial ownership or interest in the Colorado Casino, through their beneficial ownership of any class of voting securities of us, or the Colorado Casino. Those persons must report their interest within 10 days (including institutional investors) and file appropriate applications within 45 days after acquiring that interest (other than certain institutional investors discussed below). Persons (including institutional investors) who directly or indirectly beneficially own 5% or more (but less than 10%) of a direct or indirect beneficial ownership or interest in the Colorado Casino, through their beneficial ownership of any class of voting securities of us or the Colorado Casino, must report their interest to the Colorado Commission within 10 days after acquiring that interest and may be required to provide additional information and to be found suitable. (It is the current practice of the gaming regulators to require findings of suitability for persons beneficially owning 5% or more of a direct or indirect beneficial ownership or interest, other than certain institutional investors discussed below.) If certain institutional investors provide specified information to the Colorado Commission within 45 days after acquiring their interest (which, under the current practice of the gaming regulators is an interest of 5% or more, directly or indirectly) and are holding for investment purposes only, those investors, in the Colorado Commission’s discretion, may be permitted to own up to 14.99% of the Colorado Casino through their beneficial ownership in any class of voting of securities of us or the Colorado Casino, before being required to be found suitable. All licensing and investigation fees will have to be paid by the person in question.
The Colorado Regulations define a “voting security” to be a security the holder of which is entitled to vote generally for the election of a member or members of the board of directors or board of trustees of a corporation or a comparable person or persons of another form of business organization.

The Colorado Commission also has the right to request information from any person directly or indirectly interested in, or employed by, a licensee, and to investigate the moral character, honesty, integrity, prior activities, criminal record, reputation, habits and associations of: (1) all persons licensed pursuant to the Colorado Limited Gaming Act; (2) all officers, directors and stockholders of a licensed privately held corporation; (3) all officers, directors and stockholders holding either a 5% or greater interest or a controlling interest in a licensed publicly traded corporation; (4) all general partners and all limited partners of a licensed partnership; (5) all persons that have a relationship similar to that of an officer, director or stockholder of a corporation (such as members and managers of a limited liability company); (6) all persons supplying financing or loaning money to any licensee connected with the establishment or operation of limited gaming; (7) all persons having a contract, lease or ongoing financial or business arrangement with any licensee, where such contract, lease or arrangement relates to limited gaming operations, equipment devices or premises; and (8) all persons contracting with or supplying any goods and services to the gaming regulators. Certain public officials and employees are prohibited from having any direct or indirect interest in a license or limited gaming.
Under the Colorado Regulations, every person who is a party to a “gaming contract” (as defined below) or lease with an applicant for a license, or with a licensee, upon the request of the Colorado Commission or the Colorado Director, must promptly provide the Colorado Commission or Colorado Director all information that may be requested concerning financial history, financial holdings, real and personal property ownership, interests in other companies, criminal history, personal history and associations, character, reputation in the community and all other information that might be relevant to a determination of whether a person would be suitable to be licensed by the Colorado Commission. Failure to provide all information requested constitutes sufficient grounds for the Colorado Director or the Colorado Commission to require a licensee or applicant to terminate its “gaming contract” or lease with any person who failed to provide the information requested. In addition, the Colorado Director or the Colorado Commission may require changes in “gaming contracts” before an application is approved or participation in the contract is allowed. A “gaming contract” is defined as an agreement in which a person does business with or on the premises of a licensed entity.
The Colorado Commission and the Colorado Division have interpreted the Colorado Regulations to permit the Colorado Commission to investigate and find suitable persons or entities providing financing to or acquiring securities from us or the Colorado Casino. As noted above, any person or entity required to file information, be licensed or found suitable would be required to pay the costs thereof and of any investigation. Although the Colorado Regulations do not require the prior approval for the execution of credit facilities or issuance of debt securities, the Colorado regulators reserve the right to approve, require changes to or require the termination of any financing, including if a person or entity is required to be found suitable and is not found suitable. In any event, lenders, note holders, and others providing financing will not be able to exercise certain rights and remedies without the prior approval of the Colorado gaming authorities. Information regarding lenders and holders of securities will be periodically reported to the Colorado gaming authorities.
Except under certain limited circumstances relating to slot machine manufacturers and distributors, every person supplying goods, equipment, devices or services to any licensee in return for payment of a percentage, or calculated upon a percentage, of limited gaming activity or income must obtain an operator license or be listed on the retailer’s license where such gaming will take place.
An application for licensure or suitability may be denied for any cause deemed reasonable by the Colorado Commission or the Colorado Director, as appropriate. Specifically, the Colorado Commission and the Colorado Director must deny a license to any applicant who, among other things: (1) fails to prove by clear and convincing evidence that the applicant is qualified; (2) fails to provide information and documentation requested; (3) fails to reveal any fact material to qualification, or supplies information which is untrue or misleading as to a material fact pertaining to qualification; (4) has been convicted of, or has a director, officer, general partner, stockholder, limited partner or other person who has a financial or equity interest in the applicant who has been convicted of, specified crimes, including the service of a sentence upon conviction of a felony in a correctional facility, city or county jail, or community correctional facility or under the state board of parole or any probation department within ten years prior to the date of the application, gambling-related offenses, theft by deception or crimes involving fraud or misrepresentation, is under current prosecution for such crimes (during the pendency of which license determination may be deferred), is a career offender or a member or associate of a career offender cartel, or is a professional gambler; or (5) has refused to cooperate with any state or federal body investigating organized crime, official corruption or gaming offenses. If the Colorado Commission determines that a person or entity is unsuitable to directly or indirectly own interests in us or the Colorado Casino, the Colorado Casino may be sanctioned, which may include the loss of our approvals and licenses.
The Colorado Commission does not need to approve in advance a public offering of securities but rather requires the filing of notice and additional documents prior to a public offering of (i) voting securities, and (ii) non-voting securities if any of the proceeds will be used to pay for the construction of gaming facilities in Colorado, to directly or indirectly acquire an interest in a gaming facility in Colorado, to finance the operation of a gaming facility in Colorado or to retire or extend obligations for any of the foregoing. The Colorado Commission may, in its discretion, require additional information and prior approval of such public offering.
In addition, the Colorado Regulations prohibit a licensee or affiliated company thereof, from paying any unsuitable person any dividends or interest upon any voting securities or any payments or distributions of any kind (except as set forth below), or paying any unsuitable person any remuneration for services or recognizing the exercise of any voting rights by any unsuitable person. Further, under the Colorado Regulations, a licensee or affiliated company thereof may repurchase its voting securities from anyone found unsuitable at the lesser of the cash equivalent to the original investment in the applicable Colorado Casino or the current market price as of the date of the finding of unsuitability unless such voting securities are transferred to a suitable person (as determined by the Colorado Commission) within sixty (60) days after the finding of unsuitability. A licensee or affiliated company must pursue all lawful efforts to require an unsuitable person to relinquish all voting securities, including purchasing such voting securities. The staff of the Colorado Division has taken the position that a licensee or affiliated company may not pay any unsuitable person any interest, dividends or other payments with respect to non-voting securities, other than with respect to pursuing all lawful efforts to require an unsuitable person to relinquish non-voting securities, including by purchasing or redeeming such securities. Further, the regulations require anyone with a material involvement with a licensee, including a director or officer of a holding company, to file for a finding of suitability if required by the Colorado Commission.
Because of their authority to deny an application for a license or suitability, the Colorado Commission and the Colorado Director effectively can disapprove a change in corporate position of a licensee and with respect to any entity which is required to be found suitable, or indirectly can cause us or the Colorado Casino to suspend or dismiss managers, officers, directors and other key employees or sever relationships with other persons who refuse to file appropriate applications or who the authorities find unsuitable to act in such capacities.
Generally, a sale, lease, purchase, conveyance or acquisition of any interest in a licensee is prohibited without the Colorado Commission’s prior approval. However, because we are a publicly traded corporation, persons may acquire an interest in us (even, under current staff interpretations, a controlling interest) without the Colorado Commission’s prior approval, but such persons may be required to file notices with the Colorado Commission and applications for suitability (as discussed above) and the Colorado Commission may, after such acquisition, find such person unsuitable and require them to dispose of their interest. Under some circumstances, we may not sell any interest in our Colorado gaming businesses without the prior approval of the Colorado Commission.
Each casino in Colorado must meet specified architectural requirements, fire safety standards and standards for access for disabled persons. Each casino in Colorado also must not exceed specified gaming square footage limits as a total of each floor and the full building. Each Colorado Casino may permit only individuals 21 or older to gamble in the casino. No Colorado Casino may provide credit to its gaming patrons. Each casino in Colorado must comply with Colorado's Gambling Payment Intercept Act, which governs the collection of unpaid child support costs on certain cash winnings from limited gaming.
The Colorado Constitution currently permits gaming only in a limited number of cities and certain commercial districts in such cities. As originally enacted by amendment to the Colorado Constitution, limited stakes gaming in Colorado was limited to slot machines, blackjack and poker, with a maximum single bet of $5.00, and casinos could operate only between 8 a.m. and 2 a.m.. In November 2008, however, Colorado voters approved a subsequent amendment to the Colorado Constitution that allowed the towns of Cripple Creek, Black Hawk, and Central City to add table games of craps and roulette, increase the maximum single bet to $100.00, and increase the permitted hours of operation to 24 hours per day effective July 2, 2009. In 2006, a statewide indoor smoking ban went into effect in the State of Colorado, but casinos were exempted from the original legislation. Effective January 1, 2008, the Colorado legislature repealed the exemption and extended the indoor smoking ban to casinos.
A licensee is required to provide information and file periodic reports with the Colorado Division, including identifying those who have a 5% or greater ownership, financial or equity interest in the licensee, or who have the ability to control the licensee, or who have the ability to exercise significant influence over the licensee, or who loan money or other things of value to a licensee, or who have the right to share in revenues of limited gaming, or to whom any interest or share in profits of limited gaming has been pledged as security for a debt or performance of an act. A licensee, and any parent company or subsidiary of a licensee, who has applied to a foreign jurisdiction for licensure or permission to conduct gaming, or who possesses a license to conduct foreign gaming, is required to notify the Colorado Division. Any person licensed by the Colorado Commission and any associated person of a licensee must report criminal convictions and criminal charges to the Colorado Division.
The Colorado Commission has broad authority to sanction, fine, suspend and revoke a license for violations of the Colorado Regulations. Violations of many provisions of the Colorado Regulations also can result in criminal penalties.

The Colorado Constitution permits a gaming tax of up to 40% on adjusted gross gaming proceeds, and authorizes the Colorado Commission to change the rate annually. The current gaming tax rate is:

•	0.25% on adjusted gross gaming proceeds of up to and including $2.0 million,

•	2% over $2.0 million up to and including $5.0 million,

•	9% over $5.0 million up to and including $8.0 million,

•	11% over $8.0 million up to and including $10.0 million,

•	16% over $10.0 million up to and including $13.0 million, and

•	20% on adjusted gross gaming proceeds in excess of $13.0 million.
The City of Black Hawk has imposed an annual device tax of $750 per gaming device and may revise it from time to time. The Black Hawk City Council approved an ordinance imposing a device tax increase of $195 per device for 2014. The City of Black Hawk also has imposed other fees, including a business improvement district fee and transportation fee, calculated based on the number of devices and may revise the same or impose additional such fees. Colorado participates in multi-state lotteries.
The sale of alcoholic beverages is subject to licensing, control and regulation by the Colorado liquor agencies. All persons who directly or indirectly hold a 10% or more interest in, or 10% or more of the issued and outstanding capital stock of the Colorado Casinos, through their ownership of us or the Colorado Casino, must file applications and possibly be investigated by the Colorado liquor agencies. The Colorado liquor agencies also may investigate those persons who, directly or indirectly, loan money to or have any financial interest in liquor licensees. In addition, there are restrictions on stockholders, directors and officers of liquor licensees preventing such persons from being a stockholder, director, officer or otherwise interested in some persons lending money to liquor licensees and from making loans to other liquor licensees. All licenses are revocable and transferable only in accordance with all applicable laws. The Colorado liquor agencies have the full power to limit, condition, suspend or revoke any liquor license and any disciplinary action could (and revocation would) have a material adverse effect upon the operations of us or the Colorado Casino.
Persons directly or indirectly interested in the Colorado Casino may be limited in certain other types of liquor licenses in which they may have an interest, and specifically cannot have an interest in a retail liquor license (but may have an interest in a hotel and restaurant liquor license and several other types of liquor licenses). No person can hold more than three retail gaming tavern liquor licenses. The remedies of certain lenders may be limited by applicable liquor laws and regulations.
Indiana. The ownership and operation of riverboat casinos at Indiana-based sites are subject to extensive state regulation under the Indiana Riverboat Gambling Act (the “Indiana Act”), as well as regulations which the Indiana Gaming Commission (the “Indiana Commission”) has adopted pertaining to the Indiana Act. The Indiana Act grants broad and pervasive regulatory powers and authorities to the Indiana Commission. The comprehensive regulations cover ownership, reporting, rules of game and operational matters; thus, the Indiana Act and regulations are significant to prospects for successfully operating the Belterra and Ameristar East Chicago facilities (collectively, “the Indiana properties”). The Indiana Act has been challenged based on its constitutionality on two occasions and was found constitutional on both occasions.
The Indiana Act authorizes the issuance of up to ten riverboat owner’s licenses to be operated from counties that are contiguous to the Ohio River and Lake Michigan. In April 1997, Ameristar East Chicago commenced operations in Lake Michigan under the ownership of Showboat Marina Casino Partnership. In October 2000, Belterra, the tenth riverboat, commenced operations along the Ohio River. Five of the riverboats are in counties contiguous to the Ohio River and five are in counties contiguous to Lake Michigan. The Indiana Act originally included an eleventh license for a county contiguous to Patoka Lake. In April 2003, the Indiana General Assembly passed legislation that eliminated the license for a county contiguous to Patoka Lake, but authorized the establishment and operation of a riverboat casino in Orange County, Indiana. Under this legislation, the Indiana Commission is authorized to enter into an operating agreement for up to 20 years with a qualified operator for this facility. The Indiana Commission selected an operator for the facility and the Orange County riverboat casino began operations in November 2006.
In 2007, the Indiana General Assembly adopted legislation that authorized the holders of Indiana’s two parimutuel racing permits to obtain gambling game licenses from the Indiana Commission and install up to 2,000 slot machines at their respective racetracks. The first of these new racinos opened on June 2, 2008 in Anderson, and the second racino opened one week later in

Shelbyville. Both racinos are regulated by the Indiana Commission, which has authorized the installation of an additional 200slot machines at each racino.
A riverboat owner’s license is a revocable privilege and is not a property right under the Indiana Act. An Indiana license entitles the licensee to own and operate one riverboat. In 2003, the Indiana General Assembly passed legislation that permits a company to own up to 100% of two separate riverboat owner licenses. Under the Indiana Act, however, no person may have an ownership interest in more than two Indiana riverboat licenses. An Indiana riverboat owner’s license has an initial effective period of five years; thereafter, a license is subject to annual renewal. After the expiration of the initial license, the Indiana Commission will conduct a complete re-investigation every three years, but the Indiana Commission reserves the right to investigate licenses at any times it deems necessary. The Indiana Commission has broad discretion over the initial issuance of licenses and over the renewal, revocation, suspension, restriction and control of riverboat owner’s licenses. Officers, directors and principal owners of the actual license holder and employees who are to work on the riverboat are subject to substantial disclosure requirements as a part of securing and maintaining necessary licenses. Belterra’s most recent one-year renewal is valid through October 22, 2015, and Ameristar East Chicago’s most recent one-year renewal is valid through April 14, 2015.
The 2009 General Assembly enacted legislation that allows the Indiana Commission to adopt a resolution authorizing a trustee to temporarily conduct gambling operations on a riverboat if (1) the Indiana Commission revokes or declines to renew the owner’s license; (2) a proposed transferee is denied an owner’s license when attempting to purchase the riverboat and the person attempting to sell the riverboat is unable or unwilling to retain ownership or control; or (3) a licensed owner agrees in writing to relinquish control of the riverboat. Each riverboat licensee is required to submit for approval by the Indiana Commission a written power of attorney identifying the person who would serve as the licensed owner’s trustee to operate the riverboat. The Indiana Commission has developed a model Power of Attorney (“POA”) that grants the trustee broad and exclusive authority to exercise and perform those acts and powers concerning real and personal property transactions, litigation, insurance, employees and banking transactions. The model POA, which each licensee was required to execute by March 4, 2010, also authorizes the trustee, on behalf of the licensee, to commence, manage, and consent to relief in a case involving the licensee under the bankruptcy code without the consent of the licensee. A riverboat’s owner has 180 days after the date that the resolution is adopted to sell the riverboat and its related properties to a suitable owner who is approved by the Indiana Commission. If the owner is unable to sell the property within that time frame, the trustee may take any action necessary to sell the property to a person who meets the requirements for licensure under the Indiana Act. During the time period that the trustee is operating the casino gambling operation, the trustee has exclusive and broad authority over the casino gambling operations.
Contracts to which the Indiana properties are parties are subject to disclosure and approval processes imposed by the regulations. A riverboat owner licensee may not enter into or perform any contract or transaction in which it transfers or receives consideration which is not commercially reasonable or which does not reflect the fair market value of the goods or services rendered or received. All contracts are subject to disapproval by the Indiana Commission. Suppliers of gaming equipment and materials must also be licensed under the Indiana Act.
Licensees are statutorily required to disclose to the Indiana Commission the identity of all directors, officers and persons holding direct or indirect beneficial interests of 1% or greater. The Indiana Commission also requires a broad and comprehensive disclosure of financial and operating information on licensees and their principal officers, their parent corporations and other upstream owners. The Indiana Act prohibits contributions to a candidate for a state, legislative, or local office, to a candidate’s committee or to a regular party committee by the holder of a riverboat owner’s license or a supplier’s license, by a political action committee of the licensee, by an officer of a licensee, by an officer of a person that holds at least a 1% interest in the licensee or by a person holding at least a 1% interest in the licensee.
Prior to June 2002, riverboats were required to conduct excursions, which limited the times during which patrons could enter the riverboat. In June 2002, the Indiana General Assembly authorized riverboats to either continue conducting excursions or to implement a flexible boarding schedule and remain dockside in order to allow patrons to enter the riverboat at any time during operating hours. Each of the 10 riverboats in operation at the time implemented flexible scheduling. In 2011, the Indiana General Assembly adopted legislation to allow riverboat licensees to either construct a permanently moored craft or convert a self-propelled excursion boat into a permanently moored craft by licensees that are not publicly traded corporations.
In 2013, the Indiana General Assembly revised the graduated wagering tax structure for riverboats implementing flexible scheduling. Under the Indiana Act, “adjusted gross receipts” (“AGR”) means the total of all cash and property received from gaming less cash paid out as winnings and uncollectible gaming receivables (not to exceed 2%). Prior to the 2013 amendment, all riverboats electing to operate dockside were subject to the following graduated wagering tax based on a state fiscal year (July 1 of one year through June 30 of the following year):

•	15% of the first $25 million of AGR.

•	20% of AGR in excess of $25 million, but not exceeding $50 million.

•	25% of AGR in excess of $50 million, but not exceeding $75 million.

•	30% of AGR in excess of $75 million, but not exceeding $150 million.

•	35% of AGR in excess of $150 million, but not exceeding $600 million.

•	40% of AGR in excess of $600 million.
Under the 2013 amendment to the graduated wagering tax, these rates were limited to riverboats that received at least $75 million of AGR during the preceding state fiscal year. Riverboats that received less than $75 million of AGR are subject to the following graduated wagering tax:

•	5% of the first $25 million of AGR.

•	20% of AGR in excess of $25 million, but not exceeding $50 million.

•	25% of AGR in excess of $50 million, but not exceeding $75 million.

•	30% of AGR in excess of $75 million, but not exceeding $150 million, plus an additional $2.5 million.

•	35% of AGR in excess of $150 million, but not exceeding $600 million.

•	40% of AGR in excess of $600 million.
The 2013 legislation also permits riverboats and racinos to deduct amounts attributable to qualified wagering from AGR. “Qualified wagering" refers to wagers made by patrons using noncashable vouchers, coupons, electronic credits, or electronic promotions provided by the riverboat. For a state fiscal year ending before July 1, 2013, the maximum amount of the deduction is $2.5 million. For state fiscal years ending after June 30, 2013 and before July 1, 2016, the maximum amount of the deduction is $5 million.
The Indiana Act also prescribes an admissions tax in the amount of $3 per person. Real property taxes are imposed on riverboats at rates determined by local taxing authorities. Income to us from the Indiana properties is subject to the Indiana adjusted gross income tax. Sales on a riverboat and at related resort facilities are subject to applicable use, excise and retail taxes. The Indiana Act requires a riverboat owner licensee to directly reimburse the Indiana Commission for the costs of inspectors and agents required to be present while authorized gaming is conducted.
In its 2003 legislative session, the Indiana General Assembly authorized riverboat casinos to remain open 24 hours per day, seven days a week, with those hours to be set at the election of the riverboat. In 2013, the legislature authorized riverboat casinos to allow a patron to wager on gambling games using a limited mobile gaming system while present in the gaming area of the casino.
Through the establishment of purchasing goals, the Indiana Act encourages minority and women’s business enterprise participation in the riverboat gaming industry. The Indiana Commission is required to establish annual goals for the use of minority and women business enterprises by a riverboat licensee. The goals must be derived from a statistical analysis of utilization study of licensee contracts for goods and services. The Indiana Commission may suspend, limit or revoke the owner’s license or impose a fine for failure to comply with the statutory goals.
Minimum and maximum wagers on games on the riverboat are left to the discretion of the licensee. Wagering may not be conducted with money or other negotiable currency. There are no statutory restrictions on extending credit to patrons with the exception of persons participating in the voluntary exclusion program; however, the matter of credit continues to be a matter of potential legislative action.
If an institutional investor acquires 5% or more of any class of voting securities of a licensee (or a holding or intermediary company of a licensee), the investor is required to notify the Indiana Commission and to provide additional information, and may be subject to a finding of suitability. Institutional investors who acquire 15% or more of any class of voting securities are subject to a finding of suitability. In addition, the Indiana Commission may require an institutional investor that acquires 15% or more of certain non-voting equity units to apply for a finding of suitability. Any other person who acquires

5% or more of any class of voting securities of a licensee (or a holding or intermediary company of a licensee) is required to apply to the Indiana Commission for a finding of suitability.

A riverboat licensee or an affiliate may not enter into a debt transaction of $1,000,000 or more without approval of the Indiana Commission. The Indiana Commission has taken the position that a “debt transaction” includes increases in maximum amount available under revolving credit facilities. A riverboat owner licensee or any other person may not lease, hypothecate, borrow money against or loan money against or otherwise securitize a riverboat owner’s license. Indiana Commission regulations also require a licensee or affiliate to conduct due diligence to ensure that each person with whom the licensee or affiliate enters into a debt transaction would be suitable for licensure under the Indiana Act. The Indiana Commission rules require that:

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a written request for approval of the debt transaction, along with relevant information regarding the debt transaction, be submitted to the Indiana Commission at least ten days prior to a scheduled meeting of the Indiana Commission;

•	a representative of the riverboat licensee be present at the meeting to answer any questions; and

•	a decision regarding the approval of the debt transaction be issued by the Indiana Commission at the next following meeting.
The Indiana Commission rules also authorize the Executive Director of the Indiana Commission to approve deviations from certain of these requirements with the approval of the chairperson of the Indiana Commission.
A licensee, or its parent company, that is publicly traded must notify the Indiana Commission of a public offering that will be registered with the SEC. The licensee must notify the Indiana Commission within 10 business days of the initial filing of a registration statement with the SEC. An ownership interest in a licensee may only be transferred in accordance with the Indiana Act and rules promulgated thereunder.
The Indiana Commission has promulgated a rule that prohibits distributions, excluding distributions for the payment of state or federal taxes, by a licensee to its partners, shareholders, itself or any affiliated entity if the distribution would impair the financial viability of the riverboat gaming operation. The Indiana Commission has also promulgated a rule mandating licensees to maintain a cash reserve against defaults in gaming debts. The cash reserve must be equal to licensee’s average payout for a three-day period based on the riverboat’s performance the prior calendar quarter. The cash reserve can consist of cash on hand, cash maintained in Indiana bank accounts and cash equivalents not otherwise committed or obligated.
Iowa. The Company’s Council Bluffs operations are conducted by our wholly owned subsidiary, Ameristar Casino Council Bluffs, Inc. (“ACCBI”), and are subject to Chapter 99F of the Iowa Code and the regulations promulgated thereunder. ACCBI’s gaming operations are subject to the licensing and regulatory control of the Iowa Racing and Gaming Commission.
Under Iowa law, wagering on a “gambling game” is legal when conducted by a licensee on an “excursion gambling boat.” An “excursion gambling boat” is an excursion boat or moored barge on which lawful gambling is authorized and licensed. “Gambling game” means any game of chance authorized by the Iowa Racing and Gaming Commission. In 2004, the Iowa legislature eliminated the mandatory cruising requirement for an “excursion gambling boat,” and ACCBI’s riverboat is now classified as a “permanently moored vessel.”
The legislation permitting riverboat gaming in Iowa authorizes the granting of licenses to “qualified sponsoring organizations.” A “qualified sponsoring organization” is defined as a nonprofit corporation organized under the laws of the State of Iowa, or a person or association that can show to the satisfaction of the Iowa Racing and Gaming Commission that the person or association is eligible for exemption from federal income taxation under Section 501(c)(3), (4), (5), (6), (7), (8), (10) or (19) of the Internal Revenue Code (hereinafter “not-for-profit corporation”). The not-for-profit corporation is permitted to enter into operating agreements with persons qualified to conduct riverboat gaming operations. Such operators must be approved and licensed by the Iowa Racing and Gaming Commission. On January 27, 1995, the Iowa Racing and Gaming Commission authorized the issuance of a license to conduct gambling games on an excursion gambling boat to Iowa West Racing Association (the “Association”), a not-for-profit corporation organized for the purpose of facilitating riverboat gaming in Council Bluffs. The Association has entered into a sponsorship agreement with ACCBI (the “Operator’s Contract”) authorizing ACCBI to operate riverboat gaming operations in Council Bluffs under the Association’s gaming license, and the Iowa Racing and Gaming Commission has approved this contract. The term of the Operator’s Contract runs until March 31, 2015, and ACCBI has an option to extend the term for an additional three-year period through March 31, 2018.
Under Iowa law, a license to conduct gambling games in a county shall be issued only if the county electorate approves such gambling games. The electorate of Pottawattamie County, which includes the City of Council Bluffs, most recently reauthorized by referendum in November 2010 the gambling games conducted by ACCBI. After a referendum has been held which approved or defeated a proposal to conduct gambling games, another referendum on a proposal to conduct gambling games shall not be held until the eighth calendar year thereafter. Each such referendum requires the affirmative vote of a majority of the persons voting thereon. However, if a proposition to operate gambling games is approved by a majority of the county electorate voting on the proposition in two successive elections, a subsequent submission and approval of a proposition shall not thereafter be required, unless the board of supervisors for that county receives a valid petition requesting a referendum to approve or disapprove the conduct of gambling games. In the event a future reauthorization referendum is defeated, the licenses granted to the Association and ACCBI would be subject to renewal for a total of nine years from the date of original issue or one year from the date of the referendum disapproving the conduct of gambling games, whichever is later, unless the Iowa Racing and Gaming Commission revokes a license at an earlier date, at which time ACCBI would be required to cease conducting gambling games. The referendum in November 2010 was at least the second successive election approving the conduct of gambling games in Pottawattamie County.
Substantially all of ACCBI’s material transactions are subject to review and approval by the Iowa Racing and Gaming Commission. Written and oral contracts and business arrangements (1) involving a related party, (2) in which the term exceeds three years or (3) the total value in a calendar year exceeds $100,000 are agreements that qualify for submission to and approval by the Iowa Racing and Gaming Commission (“Qualifying Agreements”). Qualifying Agreements are limited to: (1) any obligation that expends, encumbers or loans facility assets to anyone other than a not-for-profit entity or a unit of government for the payment of taxes and utilities; (2) any disposal of facility assets or the provision of goods and services at less than market value to anyone other than a not-for-profit entity or a unit of government; (3) a previously approved Qualifying Agreement, if consideration exceeds the approved amount in a calendar year by the greater of $100,000 or 25%; and (4) any type of contract, regardless of value or term, where a third party provides electronic or mechanical access to cash or credit for a patron of the facility.
Each Qualifying Agreement must be submitted to the Iowa Racing and Gaming Commission within 30 days of execution. Iowa Racing and Gaming Commission approval must be obtained prior to implementation, unless the Qualifying Agreement contains a written clause stating that the agreement is subject to Iowa Racing and Gaming Commission approval. Qualifying Agreements that are ongoing or open-ended need only be submitted on initiation, unless there is a material change in terms or noncompliance with the requirement that consideration be given to the use of Iowa resources, goods and services. Additionally, contracts negotiated between ACCBI and a related party must be accompanied by economic and qualitative justification.
The Iowa Racing and Gaming Commission conducts reviews to serve the public interest to ensure that gaming is free from criminal and corruptive elements, that gaming-related funds are directed to the lawful recipient, and that gaming profits are not improperly distributed. Further, the Iowa Racing and Gaming Commission conducts reviews to ensure that Iowa resources, goods and services are utilized. A facility shall be considered to have utilized a substantial amount of Iowa resources, goods, services and entertainment in compliance with Iowa law if the facility demonstrates to the satisfaction of the Iowa Racing and Gaming Commission that preference was given to the extent allowed by law and other competitive factors.
The Iowa Racing and Gaming Commission approves all Qualifying Agreements that, in the Iowa Racing and Gaming Commission’s sole opinion, represent a normal business transaction. The Iowa Racing and Gaming Commission may impose conditions on an approval. The Iowa Racing and Gaming Commission may deny approval of any agreement that, in the Iowa Racing and Gaming Commission’s sole opinion, represents a distribution of profits that differs from commission-approved ownership and beneficial interest.
ACCBI is required to maintain records regarding its equity structure and owners. The Iowa Racing and Gaming Commission may require ACCBI to submit background information on all persons participating in any capacity at ACCBI. The Iowa Racing and Gaming Commission may suspend or revoke the license of a licensee if the licensee is found to be ineligible in any respect, such as want of character, moral fitness, or financial responsibility or due to failure to meet other criteria employed by the Iowa Racing and Gaming Commission.
ACCBI must submit detailed financial, operating and other reports to the Iowa Racing and Gaming Commission. ACCBI must file weekly and monthly gaming reports indicating adjusted gross receipts received from gambling games, the total number and amount of money received from admissions and the amount of regulatory fees paid. Additionally, ACCBI must file annual financial statements covering all financial activities related to its operations for each fiscal year.
Iowa has a graduated wagering tax equal to 5% of the first $1.0 million of annual adjusted gross receipts, 10% of the next $2.0 million of annual adjusted gross receipts and 22% of annual adjusted gross receipts over $3.0 million for an excursion gambling boat. “Adjusted Gross Receipts” is defined as the total sums wagered under Iowa Code Chapter 99F (“Gross Receipts”) less winnings paid to wagerers. In addition, the state charges other fees on a per-guest basis. The annual license fee to operate an excursion gambling boat is based on the passenger-carrying capacity including crew, for which the excursion gambling boat is registered. The annual fee shall be five dollars per person capacity. Additionally, ACCBI pays the City of Council Bluffs a fee equal to $0.50 per passenger. Under the Operator’s Contract, ACCBI also pays the Association a fee equal to 3% of adjusted gross receipts.
All persons participating in any capacity at a gaming facility, with the exception of certified law enforcement officers while they are working for the facility as uniformed officers, are required to obtain occupational licenses from the Iowa Racing and Gaming Commission. All such licenses must be renewed every two years. The Iowa Racing and Gaming Commission has broad discretion to deny or revoke any occupational license.
If the Iowa Racing and Gaming Commission decides that a gaming law or regulation has been violated, the Iowa Racing and Gaming Commission has the power to assess fines, revoke or suspend licenses or to take any other action as may be reasonable or appropriate to enforce the gaming rules and regulations.
The Iowa Racing and Gaming Commission may approve a qualifying licensee’s debt transactions via a shelf application process. Licensees are eligible to make a shelf application where the parent company of the licensee has (1) a class of securities listed on the New York Stock Exchange, the American Stock Exchange or the National Association of Securities Dealers Automatic Quotation System (NASDAQ) or has stockholders' equity in the amount of $15 million or more as reported in the parent company's most recent report on Form 10-K or Form 10-Q filed with the Securities and Exchange Commission (SEC) immediately preceding application; and (2) filed all reports required by the SEC.  The Iowa Racing and Gaming Commission may grant approval of a shelf application for a period not to exceed three years. The Iowa Racing and Gaming Commission representative may rescind a shelf approval without prior written notice, and may lift the rescission upon the satisfaction of any such terms and conditions as required by the Iowa Racing and Gaming Commission.
ACCBI is subject to licensure by the Alcoholic Beverages Division (“ABD”) of the Iowa Department of Commerce, which administers and enforces the laws of the State of Iowa concerning alcoholic beverages. Additionally, ACCBI is subject to liquor ordinances adopted by local authorities. A local authority may adopt ordinances governing establishments that are located within their jurisdiction. Local ordinances may be more restrictive than state law, but they may not conflict with state law. The ABD and the local authorities have full power to suspend or revoke any license for the serving of alcoholic beverages.
Louisiana. The ownership, development, and operation of our riverboat gaming vessels in Louisiana are subject to extensive regulation under the Louisiana Gaming Control Law, including the Louisiana Riverboat Economic Development and Gaming Control Act, and all applicable regulations (collectively, the “Louisiana Act”). The Louisiana Act also imposes certain restrictions upon the ownership and transfer of our securities and upon transactions that encumber our assets or those of our licensees and intermediate companies. The Louisiana Gaming Control Board (the “Board”) is the sole and exclusive regulatory and supervisory board for gaming operations and activities in Louisiana. The Louisiana Department of Public Safety and Corrections, Office of State Police, Gaming Enforcement Section (the “Division”) provides investigatory, regulatory, and enforcement services to the Board in the implementation, administration, and enforcement of the Louisiana Act. The Louisiana Attorney General acts as legal counsel to the Board.
The Louisiana Act is based upon the public policy declarations that the development of a controlled gaming industry to promote economic development requires thorough and careful exercise of legislative power to protect the general welfare of the people by keeping the state free from criminal and corrupt elements. The Louisiana Act thus seeks, among other things, to (i) prevent unsavory or unsuitable persons from having any direct or indirect involvement with gaming at any time or in any capacity; (ii) establish and maintain responsible accounting practices and procedures; (iii) maintain effective control over the financial practices of licensees, including establishing procedures for reliable record keeping and making periodic reports to the gaming authorities; (iv) prevent cheating and fraudulent practices; (v) develop and implement comprehensive compulsive and problem gambling programs; (vi) provide a source of state and local revenues through fees; (vii) ensure that gaming licensees utilize Louisiana resources, goods, and services in the operation and construction of riverboats to the extent allowable by law; and (viii) ensure that gaming licensees recruit, train, and upgrade minorities in all employment classifications and provide for the inclusion of minority-owned businesses to the maximum extent practicable.
The Board is responsible for issuing gaming licenses and is empowered to issue up to fifteen licenses to conduct gaming activities on riverboats in accordance with applicable law. However, no more than six licenses may be granted to riverboats operating from any one designated waterway. The Louisiana Act provides that an initial license to conduct gaming operations is valid for a term of five years and may be renewed for successive five year terms after the initial term upon application and continued satisfaction of suitability standards and other provisions of the Louisiana Act.
Through certain subsidiaries, we currently hold four riverboat gaming licenses in Louisiana: (i) Louisiana-I Gaming, a Partnership in Commendam, the operator of Boomtown New Orleans, which license expires March 22, 2015, subject to renewal; (ii) PNK (Bossier City), Inc., the operator of Boomtown Bossier City, which license expires November 28, 2019, subject to renewal; (iii) PNK (Lake Charles), L.L.C., the operator of L’Auberge du Lac in Lake Charles, which license expires

April 19, 2017, subject to renewal; and (iv) PNK (Baton Rouge) Partnership, the operator of L’Auberge Casino & Hotel Baton Rouge, which license expires August 19, 2019, subject to renewal. All licensees are subject to the specific conditions imposed on the license, including conditions related to employment of and procurement from Louisiana businesses, residents, women, and minorities, and to all applicable provisions of the Louisiana Act, including requirements that a licensed riverboat gaming vessel be berthed upon a designated river or waterway, that the vessel replicate as nearly as practicable historic Louisiana river borne steamboat passenger vessels of the nineteenth century era, and that the vessel be paddlewheel driven. All licensed riverboat gaming vessels are subject to periodic inspection and/or certification by the United States Coast Guard (in the case of certificated vessels) or by the Board-appointed third-party inspector and by the licensee (in the case of non-certificated vessels), all in accordance with the Louisiana Act. The riverboat gaming vessels operated by licensees Louisiana-I Gaming, PNK (Bossier City), Inc., PNK (Lake Charles), L.L.C., and PNK (Baton Rouge) Partnership are non-certificated vessels within the meaning of the Act and have been issued certificates of compliance by the Board upon certification by the Board-appointed third-party inspector, currently ABS Consulting, Inc.
A gaming license is deemed to be a pure and absolute revocable privilege under the Louisiana Act, and not a right. As such, a gaming license may be denied, revoked, suspended, conditioned, or limited at any time by the Board. To issue a license, the Board must find that the applicant has demonstrated by clear and convincing evidence that such applicant is suitable, which requires submission of detailed personal and financial information followed by a thorough investigation. Pursuant to the Louisiana Act, “suitable” means that the applicant (i) is a person of good character, honesty, and integrity; (ii) is a person whose prior activities, criminal record, if any, reputation, habits and associations do not pose a threat to the public interest of the State of Louisiana or to the effective regulation and control of gaming, or create or enhance the dangers of unsuitable, unfair, or illegal practices, methods, and activities in the conduct of gaming or the carrying on of business and financial arrangements in connection therewith; (iii) is capable of and likely to conduct the activities for which such applicant is licensed pursuant to the Louisiana Act; and (iv) is not otherwise disqualified pursuant to the Louisiana Act. In addition, the applicant must satisfy the specific requirements for the initial issuance of a license, as set forth in the Louisiana Act. Pinnacle and each of its licensees must maintain suitability throughout the term of the license and any renewal terms. In addition, other persons may be subject to the suitability standards of the Louisiana Act and may be required to hold certain permits under the Louisiana Act, including without limitation the following: (i) certain of our and the licensee’s officers, directors, key gaming employees, and non-key gaming employees; (ii) persons who manufacture any gaming device, supplies, or equipment for use under the provisions of the Louisiana Act; (iii) persons who supply, sell, lease, or repair, or contract to supply, sell, lease, or repair gaming devices, equipment, and supplies to a licensee; and (iv) subject to certain exemptions from the permit requirement as set forth in the Act, persons who furnish nongaming services or goods to a licensee and receive compensation or remuneration in excess of two hundred thousand dollars per calendar year for such goods or services. The gaming authorities in their discretion, however, may require additional persons to file applications for permits or findings of suitability.
Pinnacle and each of its licensees have a continuing duty to inform the gaming authorities of any possible violation of the Louisiana Act and to notify the Division of any fact, event, occurrence, matter or action that may affect the conduct of gaming or the business and financial arrangements incidental thereto or the ability to conduct the activities for which the licensee or permittee is licensed or permitted.
Pinnacle’s licensees may conduct gaming operations and develop future operations only in accordance with the terms of the license, including the specific conditions imposed by the Board on each license, and also must comply with all restrictions and conditions relating to development of future operations and the current operation of riverboat gaming, as specified in the Louisiana Act, including provisions governing location of berth sites, riverboat design and inspection, gaming space, rules and odds of authorized games, and permitted devices. The Louisiana Act was amended in 2001 to provide, with exceptions not applicable to the location of any of Pinnacle’s licensees, that gaming may only be conducted on a riverboat while it is docked and that the licensee shall not conduct cruises or excursions. The Louisiana Act also prescribes grounds for the revocation, limitation, or suspension of licenses or permits, which may include failure to comply with license conditions, and grounds for imposition of civil penalties. If a licensee holds more than one license and has a license suspended or revoked, the Board may suspend or revoke all licenses. In addition, the Division may take enforcement action against Pinnacle, a licensee, or other person who has been disciplined in another jurisdiction for gaming related activity.
A licensee must periodically report the following information to the gaming authorities, which is not confidential and is to be available for public inspection: (i) the licensee’s net gaming proceeds from all authorized games; (ii) the amount of net gaming proceeds tax paid; and, (iii) all quarterly and annual financial statements presenting historical data that are submitted to the gaming authorities, including annual financial statements that have been audited by an independent certified public accountant. An annual license fee is payable to the State of Louisiana in the amount of $50,000 for each riverboat for the first year of operation and $100,000 for each year thereafter. In addition, our Louisiana riverboat gaming vessels are subject to annual license and franchise fees in the amount of 21.5% of net gaming proceeds. The local governing authority of the parish or municipality in which the licensed berth of a riverboat is located may also levy certain admission fees, computed in various ways as provided by the Louisiana Act. As to Boomtown Bossier City, the Louisiana Act establishes that the admission fee for any riverboat located within Bossier City in Bossier Parish shall be four and five-tenths percent of monthly net gaming proceeds. For Boomtown New Orleans, the Louisiana Act provides that the admission fee for any riverboat licensed to operate within the unincorporated area of Jefferson Parish on the West Bank of the Mississippi River shall be six percent of weekly net gaming proceeds. As to L’Auberge du Lac, the Louisiana Act provides that the local governing authority in Calcasieu Parish may, in lieu of the admission fee, levy a fee not to exceed four and five-tenths percent of the monthly net gaming proceeds, which fee shall be established by contract between the governing authority and the licensee. As to L’Auberge Casino & Hotel Baton Rouge, the Louisiana Act also provides that the local governing authority may, in lieu of the admission fee, levy a fee not to exceed four and five-tenths percent of the monthly net gaming proceeds, which fee shall be established by contract between the governing authority and the licensee.
The transfer of a license or an interest in a license is prohibited. The sale, assignment, transfer, pledge, or disposition of a security or securities that represent 5% or more of the total outstanding shares issued by a corporation that holds a license is conditional and ineffective if disapproved by the Division. Except as otherwise provided by the Louisiana Act, the prior written approval of the Board or Division is required for the transfer of the following interests: (i) other than the transfer of securities in a publicly traded corporation, an ownership or economic interest of 5% or more in any licensee or permittee; (ii) other than the transfer of securities in a publicly traded corporation, an ownership or economic interest of 5% or more in any person required to meet the qualification and suitability requirements of the Louisiana Act; (iii) a transaction that results in a change of control of a licensee or permittee; or (iv) a transaction in which a person acquires control of a licensee or permittee. The acquisition of an ownership or economic interest in a licensee or permittee, other than those listed above, is conditional and ineffective if subsequently disapproved by the Board or Division. These requirements also apply should an accumulation of transfers occur wherein 5% or more ownership interest or economic interest or such other interest that otherwise leads to a change of control in a licensee or permittee is transferred. The licensee or permittee shall provide notice to the Board and the Division within 5 days of obtaining knowledge of the accumulation of an ownership interest of 5% or more of any class of publicly traded voting securities of the licensee or permittee or an affiliate.
No transfer of interest for which prior approval is required may be completed unless the transfer and proposed transferee have been approved, in writing, by the Board, and any such transfer that occurs without the prior approval of the Board is void and without effect. Failure to obtain prior approval as required may be grounds for administrative action against a licensee or permittee, including license revocation.
Any person who has or controls directly or indirectly 5% or more ownership, income, or profit or economic interest in an entity which has or applies for a license or permit, or who receives 5% or more revenue interest related to the gaming operation, or who has the ability, in the opinion of the Board, to exercise a significant influence over a licensee, a permittee, or other person required to be found suitable pursuant to the provisions of the Louisiana Act, shall meet all suitability requirements and qualifications of the Louisiana Act. An applicant, licensee, or permittee, and officers, directors, and any person having a 5% or more economic interest in such entities shall be required to submit to an investigation to determine suitability, unless otherwise exempted. Moreover, each person, other than an “institutional investor” as defined in the Louisiana Act, who individually, or in association with others, acquires an ownership or economic interest of 5% or more of any class of publicly traded voting securities of a licensee or permittee or an affiliate shall submit all required applications to the Board or Division for a determination of qualification and suitability, and must do so within 30 days of acquisition of the securities.
Under certain circumstances, an “institutional investor” or an “institutional lender” otherwise required to be found suitable or qualified shall be presumed suitable or qualified upon submitting documentation sufficient to establish qualifications as an institutional investor or as an institutional lender, each as defined in the Louisiana Act. However, under the Louisiana Act, an investor or group of investors purchasing debt securities of a licensee or permittee (or their subsidiaries) constituting more than 20% of the total debt or 50% of a material debt issue may not qualify as an institutional lender unless otherwise approved by the Board, so as not to give such investor(s) the ability to control a licensee or permittee. Notwithstanding presumptions of suitability, the Board may investigate the suitability or qualifications of an institutional investor or institutional lender should the Board or the Division become aware of facts or information which may result in such institutional investor or institutional lender being found unsuitable or disqualified.
The Louisiana Act provides that an institutional investor also must certify that (i) it owns, holds, or controls publicly traded securities of a licensee, permittee or holding, intermediate or parent company of a licensee or permittee in the ordinary course of business for investment purposes only; (ii) it does not exercise influence over the affairs of the issuer of such securities nor over any licensed or permitted subsidiary of the issuer of such securities; and (iii) it does not intend to exercise influence over the affairs of the issuer of such securities, nor over any licensed or permitted subsidiary of the issuer of such securities, in the future, and that it agrees to notify the Board in writing within thirty days if such intent should change. An institutional investor has a continuing obligation to update and renew the certification required by the Louisiana Act. An institutional investor who individually, or in association with others, acquires an ownership or economic interest of 5% or more of any class of publicly traded voting securities of a licensee, permittee, or an affiliate shall notify the Board or Division within

10 business days after the acquisition. Upon receipt, the Division will determine if the institutional investor previously has submitted the required certification. The Division has interpreted the certification requirements imposed upon institutional investors by the Louisiana Act to apply as well to institutional lenders. The exercise of voting privileges with regard to publicly traded securities shall not be deemed to constitute the exercise of influence over the affairs of a licensee.

If the Board finds that the holder of a publicly traded security of a licensee, permittee, or an affiliate is not qualified and suitable, the holder of the security shall not receive dividends or interest on the security, exercise directly or indirectly any right conferred by the security, receive any remuneration or economic benefit or continue in ownership of the security. Within 30 days of the finding that the holder is not qualified and suitable, the issuer of the security shall purchase the security from the holder for the lesser of the current fair market value or the original purchase price. If the Division finds that the individual owner or holder of a security of a corporate licensee or of a holding or an intermediary company or any person or persons with an economic interest in a licensee, or a director, partner, officer, or manager is not qualified under the Louisiana Act, and if as a result the licensee is no longer qualified to continue as a licensee, the Division shall propose action necessary to protect the public interest, including the suspension or revocation of the license or permit.
In addition to its obligation to submit detailed financial and operating reports to the Board periodically, a licensee or an affiliate, as defined by the Act, must notify the Board and obtain prior written approval before entering into a debt transaction, which includes (i) loans, lines of credit or similar financing; (ii) public and private debt offerings; or (iii) any transaction that provides guarantees, grants a form of security, or encumbers assets of the licensee, casino operator or casino manager or affiliate. Exceptions to the requirement of prior written approval include, without limitation, transactions not exceeding $2,500,000 in which all of the lenders are qualified institutional lenders pursuant to the Louisiana Act; transactions that do not substantially modify or alter the terms of an existing, previously approved debt transaction; transactions involving securities to be registered with the Securities and Exchange Commission and sold pursuant to an underwriters’ agreement; transactions involving private placement offerings with registration rights under Rule 144A and Regulation S promulgated by the Securities and Exchange Commission and sold pursuant to a purchase agreement with initial purchasers; or transactions qualifying under a shelf approval pursuant to the Louisiana Act. Transactions under a shelf approval, transactions involving publicly registered securities, and transactions involving private placement offerings with registration rights are, however, subject to certain notice and reporting requirements. The Board may rescind a shelf approval without prior written notice.
If it should be determined that the Louisiana Act or license conditions have been violated by us or any of our Louisiana subsidiaries holding riverboat gaming licenses, the Board could revoke, suspend, limit, or condition the licenses, subject to compliance with certain statutory and regulatory procedures. In addition, we, the Louisiana subsidiaries holding riverboat gaming licenses, and the persons involved in any violations of the Louisiana Act could be subject to substantial fines for each separate violation of the Louisiana Act at the discretion of the Board or Division. To the extent a decision of the Board is appealable, such appeal may be made to the 19th Judicial District Court for the Parish of East Baton Rouge, State of Louisiana.
Certain related Louisiana legislation required statewide local elections on a parish-by-parish basis to determine whether to prohibit or continue to permit licensed riverboat gaming. The applicable local elections have occurred in all parishes in which we operate our riverboat gaming vessels, and the voters in those parishes voted to continue licensed riverboat gaming. However, it is noteworthy that the current legislation does not provide for any moratorium on future local elections on gaming.
Missouri. On November 3, 1992, a statewide referendum authorized gaming in the State of Missouri on the Missouri and the Mississippi Rivers. On April 29, 1993, Missouri enacted revised legislation (as amended, the “Missouri Gaming Law”) which amended the existing legislation. In a decision handed down on January 25, 1994, the Missouri Supreme Court held that games of chance were prohibited under the Missouri constitution. In a statewide election held on November 8, 1994, Missouri voters approved the adoption of an amendment to the Missouri Constitution which permits the legislature to allow games of chance to be conducted on excursion boats and floating facilities on the Mississippi River and the Missouri River. As a result of the amendment, games of chance are also permitted subject to Missouri Gaming Law. Pursuant to the Missouri Gaming Law, there are thirteen operating riverboat gaming facility sites in Missouri: one in Caruthersville; one in Cape Girardeau; one in Boonville; four in the St. Louis area; four in the Kansas City area; one in LaGrange; and one in St. Joseph.

On September 1, 2004, the Missouri Gaming Commission (the “MGC”) selected one of our subsidiaries, Casino One Corporation (“Casino One”) as a priority to be investigated to determine suitability for Class A licenses in both the City of St. Louis and in the County of St. Louis. Subsequent to receipt of these designations, Casino One filed on behalf of both the City of St. Louis and the St. Louis County sites applications to obtain permanent docking and placement of the gaming facilities in a basin within 1,000 feet of the Mississippi River. Approval for placement and permanent docking are required under the Missouri Gaming Law. On January 12, 2005 and on May 25, 2005, the MGC granted approval to Casino One of the location of the City of St. Louis and the St. Louis County gaming facilities.

Pinnacle is also the holding company of Casino One, which obtained a Class A license to operate a gaming facility known as Lumière Place in St. Louis, Missouri, on November 27, 2007. Casino One also filed an application before the MGC to construct, own and operate a casino in St. Louis County, Missouri. On July 26, 2006, Pinnacle was licensed in Missouri as a “key person” business entity for the applicant for license, Casino One. As a key person business entity, Pinnacle is licensed and regulated by the MGC, and its ability to engage in certain transactions is restricted.
Effective May 30, 2008, certain amendments were made to Missouri’s gaming regulations, including 11 CSR 45-4.020(10) that provide for the division of Missouri gaming licenses into Class A and Class B Licenses. Pinnacle holds a Class A License which allows Pinnacle to “operate” the Casino One business entity. Casino One then held a Class B License that allowed Casino One to operate the Lumière Place gaming operations in Missouri. Based on these amended regulations, Casino One as operator of the Lumière Place gaming facility was a Class B license holder. Pinnacle, as the holding and parent company of Casino One, held a Class A license. Because of the change in gaming regulations establishing the new Class B Licenses, the MGC requested that Pinnacle establish a new business entity in Missouri to act as Class B Applicant for Pinnacle’s St. Louis County casino prior to its completion in March of 2010. At this request of the MGC, Pinnacle renamed an existing Missouri limited liability company, PNK (River City), LLC (“River City”), which became the Class B applicant for the St. Louis County Casino known as River City Casino in December of 2009.
A key person business entity license was issued to Pinnacle on July 26, 2006. Pinnacle became a Class A Licensee by virtue of the May 30, 2008, amendments.  On October 30, 2013, Casino One’s Class B License was renewed by MGC and expires on October 30, 2017, and Pinnacle’s Class A License to operate River City was renewed by MGC and expires on October 30, 2017. On October 30, 2013, Pinnacle’s Class A License to operate Lumiere was renewed by MGC and would have expired on October 30, 2017. On October 30, 2013, River City’s Class B License was renewed for a four year period and expires on October 30, 2017. Pinnacle remains the Class A Licensee for River City, which license expires on October 30, 2017.
Pinnacle and Ameristar Casinos, Inc. (“Ameristar”) entered into an Agreement and Plan of Merger dated as of December 20, 2012, and amended by a First Amendment to Agreement and Plan of Merger dated as of February 1, 2013, and a Second Amendment to Agreement and Plan of Merger dated as of March 14, 2013 (jointly “Merger Agreement”) pursuant to which Pinnacle acquired the equity of Ameristar and obtained all stated consents and agreements of the bondholders and stockholders of Ameristar, and receipt of regulatory approval of all required governmental entities, including but not limited to the Federal Trade Commission (“FTC”) and the MGC. On August 14, 2013, Pinnacle completed its merger with Ameristar. As a result of the merger and the MGC approvals Pinnacle became the Class A Licensee for Ameristar Casino St. Charles, Inc. (“ACSCI”) and Ameristar Casino Kansas City, Inc. (“ACKCI”). ACSCI and ACKCI retain Class B operating Licenses in Missouri which will expire on October 31, 2016. Pinnacle now serves as the Class A Licensee of River City, ACKCI and ACSCI. Pinnacle’s Class A License to operate ACKCI and ACSCI will expire on October 31, 2016.
In connection with the acquisition of Ameristar, Pinnacle and Ameristar agreed with the FTC among other things the sale by Pinnacle of Lumiere and certain defined associated property interests including its hotels (“Lumiere Properties”). This agreement was finalized through a Decision and Order and an Order to Hold Separate and Maintain Assets (the “Consent Order”) which was placed on the public record by the FTC. The MGC’s approval of the change of control of Ameristar was subject to Pinnacle’s divestiture of Lumiere in compliance with the Consent Order of the FTC. Pinnacle (and certain affiliates) and Tropicana St. Louis LLC (“Tropicana”) entered into an Equity Interest Purchase Agreement effective as of August 16, 2013 pursuant to which Tropicana agreed to purchase the Lumiere Properties, including all of the equity of Casino One and two other Pinnacle affiliates owning property used in the Lumiere business. The Agreement with Tropicana closed on April 1, 2014, and Pinnacle no longer has any interest in the Lumiere Properties. Tropicana is now the Class A Licensee of the Class B Licensee Casino One.
Pinnacle must obtain advance approval of the MGC to transfer or issue any ownership interest in Pinnacle and/or River City and/or ACKCI and/or ACSCI or to enter into any contract or arrangement, whereby a person or group of persons acting in concert (A) owns, controls, or has power to vote twenty-five percent or more of the voting ownership interest in Pinnacle, River City, ACKCI or ACSCI or (B) controls the election of a majority of the directors or managers of Pinnacle, River City, ACKCI or ACSCI.
Pinnacle may not transfer or issue any ownership interest in River City, ACKCI or ACSCI without providing sixty days advance notice to the MGC. During the notice period the Commission may disapprove the transaction or require the transaction to be delayed pending further investigation.
Pinnacle may not pledge or hypothecate its ownership interest in River City, ACKCI or ACSCI or subject such ownership interests to any type of security interest held by any entity or person without providing sixty days advance notice to the MGC. During the notice period the Commission may require the transaction to be delayed pending further investigation. If MGC elects to investigate the proposed transaction, it may determine to disapprove the proposed transaction. The MGC also requires that any pledge or hypothecation of an ownership interest in River City, ACKCI or ACSCI be pre-approved if the proposed interest will be held by a business entity other than a banking institution. If a later transfer of the ownership interest is involved, a separate notice must be provided at least thirty days prior to the transfer and this restriction must be specifically included in the grant of the pledge, hypothecation, or security interest.
Neither the Missouri Gaming licenses of River City, ACKCI or ACSCI, nor any interest in such licenses may be pledged, hypothecated, or transferred in any way.
The MGC must be notified of the intention to consummate any of the following transactions at least fifteen days prior to consummation, and the Commission may reopen the licensing hearing of Pinnacle, River City, ACKCI or ACSCI to consider the effect of the transaction on suitability for each licensee: (A) any issuance of an ownership interest in Pinnacle if such issuance will involve five percent or greater of the ownership interest of Pinnacle assuming that all of the ownership interest in the issuance is issued and outstanding; (B) any private incurrence of debt equal to or exceeding one million dollars by Pinnacle River City, ACKCI or ACSCI; (C) any public issuance of debt by Pinnacle, River City, ACKCI or ACSCI; or (D) any transaction involving River City, ACKCI or ACSCI and a “related party” (any key person or holding company of River City, ACKCI or ACSCI, including Pinnacle; any person under the control of River City, ACKCI or ACSCI, or any of its key persons, including Pinnacle; or any person sharing a holding company in common with River City, ACKCI or ACSCI where the transaction involves any of the following: (1) consideration paid for services provided by the related party or personnel working on behalf of the related party; (2) any arrangement in which consideration paid to the related party is based upon any measure of financial or business production of River City, ACKCI or ACSCI; (3) any allocation of expenses between related parties; or (4) any loan or credit issued from the related party to River City, ACKCI or ACSCI at a rate of interest that is at least one percent higher than the “bank prime loan rate” as reported by the Federal Reserve System Board of Governors on Form H.15. Pinnacle, River City, ACKCI or ACSCI must report the consummation to the MGC within seven days of (A) any transfer or issuance of ownership interest in Pinnacle that has resulted in an entity or group of entities acting in concert owning a total ownership interest equaling five percent or greater of the ownership interest of Pinnacle and (B) any pledge, hypothecation of or grant of a security interest of 5% or more of the ownership interest of Pinnacle, and (C) if such ownership is further transferred as a result of such pledge, hypothecation or grant, a separate seven day notice must be given to MGC after such transfer is consummated.
Pinnacle, River City, ACKCI or ACSCI must also notify the MGC no later than seven days following the consummation of any transaction by Pinnacle, River City, ACKCI or ACSCI, or any affiliated entity that has a dollar value equal to or greater than one million dollars.
All direct, indirect or beneficial owners of our common stock, holding an interest of 5% or more in us, are subject to licensing requirements of the MGC that require the filing of an application that includes extensive suitability and financial information and is subject to review and approval of MGC. We are permitted to require any such “key person” or business that either fails to file for a license with the MGC or is not found suitable by the MGC, to divest itself of all such common stock in accordance with our certificate of incorporation. The MGC or its Director may also determine that any other holder of our common stock is subject to the above licensing requirements regardless of the percentage interest of ownership in us. Additionally, an institutional investor holding an interest of 20% or less in us for only passive investment purposes may be exempted from these licensure requirements by the MGC.

Under the Missouri Gaming Law, the ownership and operation of riverboat gaming facilities in Missouri are subject to extensive state and local regulation. After the receipt of licensing approval from and in the discretion of the MGC, the continuing operations of River City, ACKCI or ACSCI, any subsidiaries, and some of their officers and employees are and will be subject to specific regulations, including ongoing licensing requirements. As part of the application and licensing process for a gaming license, the applicant must submit detailed financial, operating and other reports to the MGC. Each applicant has an ongoing duty to update the information provided to the MGC in the application, usually within seven days of a material change in the information on file with the Commission. River City, ACKCI or ACSCI frequently update their respective application materials for the Class B License. In addition to the information required of the applicant, directors, officers, affiliated business entities and other defined “key persons” (which include individuals and companies designated by the MGC) must submit Personal Disclosure Forms, which include detailed financial information, and are subject to thorough investigations. In addition, we and some of our officers and directors have submitted Personal Disclosure Forms and applications to the MGC. All gaming employees must obtain an occupational license issued by the MGC. Suppliers are also subject to licensing requirements of the MGC.
The Class A (parent organization or controlling entity) and Class B (operator of the gaming facility) licenses are issued through application to the MGC, which requires, among other things:

•	suitability investigations into an applicant’s character, financial responsibility, experience, and qualifications;

•	suitability investigations into each designated key person or affiliated business entity’s character, financial responsibility, experience and qualifications;

•	disclosure of required financial (see above) and other personal information on each key person or designated affiliated business entity;

•	disclosure of required financial (see above) and other personal information on each key person or designated affiliated business entity;

•	an affirmative action plan for the hiring and training of minorities and women; and

•	an economic development or impact report.
License fees cover all related costs of the MGC investigation and are a minimum of $50,000 for the initial application and $25,000 annually thereafter. We, Casino One and River City each undergo on a periodic basis a full licensing investigation and hearing in connection with its licensing as above stated. River City is currently going through a full licensing renewal procedure as stated below.
The Missouri Gaming Law and implementing regulations impose restrictions on the use of and do not permit the transfer of the gaming licenses as well as limitations on transactions engaged in by licensees. The licenses issued by the MGC may not be transferred nor pledged as collateral. The Missouri Gaming Law regulations bar a licensee from taking any of the following actions without prior notice to, and approval by, the MGC:

•	any transfer or issuance of an ownership interest in a gaming licensee that is not a publicly held company;

•	any transfer or issuance of an ownership interest of five percent or more of the issued and outstanding ownership interest of a company which is publicly traded and is a holding company;

•	any private incurrence of debt by the licensee or any holding company of $1,000,000 or more;

•	any public issuance of debt by a licensee or its holding company; and

•	defined “significant related party transactions.”
In addition, the licensee must notify the MGC of other transactions that include the transfer of five percent or more of an ownership interest in the licensee or holding company if publicly held and any transaction of at least $1,000,000.

The restrictions on transfer of ownership apply to us as well as the direct licensees River City, ACKCI, or ACSCI. Gaming equipment may not be pledged. Corporate stock of some licensees may not be pledged except in narrow circumstances and subject to regulatory conditions.
Missouri statutes and administrative rules contain detailed requirements and conditions concerning the operation of a licensed excursion gaming boat facility, including, but not limited to the following:

•	a charge of two dollars per gaming customer per excursion that licensees must either collect from each customer or pay itself to the MGC;

•	minimum payouts;

•	the payment of a 21% tax on adjusted gross receipts;

•	prohibitions against providing credit to gaming customers;

•	the use of credit cards and the cashing of checks by customers;

•
providing security on the excursion gambling boat, including a requirement that each licensee reimburse the MGC for all costs of any MGC staff, including Missouri Highway Patrol Officers necessary to protect the public on the licensee’s riverboat;

•	the receipt of liquor licenses from the MGC and local jurisdictions; and

•	the adoption of minimum control standards for the conduct of gaming and the operation of the facility approved by the MGC.
The MGC has the power, as well as broad discretion in exercising this power, to revoke or suspend gaming or occupational licenses and impose other penalties for violations of the Missouri Gaming Law and the rules and regulations promulgated thereunder, including without limitation, forfeiture of all gaming equipment used for improper gaming and fines of up to three times a licensee’s highest daily gross receipts during the preceding twelve months.

Although the Missouri Gaming Law provides no limit on the amount of riverboat space that may be used for gaming, the MGC is empowered to impose space limitations through the adoption of rules and regulations.
Previously, the Missouri Gaming Law imposed as to each customer a $500 loss limit per two-hour period established by each licensee with the approval of the MGC. However, Missouri registered voters approved of Proposition A on November 4, 2008, which amended Section 313.805(3) RSMo to provide that the MGC shall not establish any regulations or policies that limit the amount of wagers, losses, or buy-in amounts.
Specifically, Proposition A, which was a ballot referendum (1) repealed the maximum loss limit for gambling; (2) repealed the current individual maximum loss limit for gambling; (3) prohibited any future loss limits; (4) required identification to enter the gambling area only if necessary to establish that an individual is at least 21 years old; (5) restricted the number of casinos to those already built or being built; (6) increased the casino gambling tax from 20% to 21%; (7) created a new specific education fund from additional gambling tax proceeds generated as a result of this measure called the “Schools First Elementary and Secondary Education Improvement Fund”; and (8) required annual audits of this new fund.
In addition, the MGC is empowered to determine on a city and county-specific basis where “dockside” or permanently-docked gaming is appropriate and may be permitted. The MGC has authorized all thirteen licensed sites to operate all or a portion of their facilities on a continuously docked basis.
Mississippi. The ownership and operation of casino gaming facilities in the State of Mississippi, such as those at Ameristar Casino Vicksburg, are subject to extensive state and local regulation, but primarily the licensing and regulatory control of the Mississippi Gaming Commission, or the Mississippi Commission.
The Mississippi Gaming Control Act, or the Mississippi Act, is similar to the Nevada Gaming Control Act. The Mississippi Commission has adopted regulations that are also similar in many respects to the Nevada gaming regulations.

The laws, regulations and supervisory procedures of the Mississippi Commission are based upon declarations of public policy that are concerned with, among other things:

•	the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity;

•	the establishment and maintenance of responsible accounting practices and procedures;

•
the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing for reliable record keeping and requiring the filing of periodic reports with the Mississippi Commission;

•	the prevention of cheating and fraudulent practices;

•	providing a source of state and local revenues through taxation and licensing fees; and

•	ensuring that gaming licensees, to the extent practicable, employ Mississippi residents.
The regulations are subject to amendment and interpretation by the Mississippi Commission. We believe that our compliance with the licensing procedures and regulatory requirements of the Mississippi Commission will not affect the marketability of our securities. Changes in Mississippi laws or regulations may limit or otherwise materially affect the types of gaming that may be conducted and such changes, if enacted, could have an adverse effect on us and our business, financial condition and results of operations.

The Mississippi Act provides for legalized gaming in each of the fourteen counties that border the Mississippi Gulf Coast or the Mississippi River, but only if the voters in the county have not voted to prohibit gaming in that county.
Currently, gaming is permissible in nine of the fourteen eligible counties in the state and gaming operations are currently conducted in seven of those counties. Traditionally, Mississippi law required gaming vessels to be located on the Mississippi River or on navigable waters in eligible counties along the Mississippi River, or in the waters lying south of the counties along the Mississippi Gulf Coast. However, the Mississippi Legislature amended the Mississippi Act to permit licensees in the three counties along the Gulf Coast to establish casino structures that are located in whole or part on shore and land-based casino operations provided the land-based gaming areas do not extend more than 800 feet beyond the nineteen-year mean high water line, except in Harrison County where the 800-foot limit can be extended as far as the greater of 800 feet beyond the 19 year mean high water line or the southern boundary of Highway 90. Due to another change in the interpretation of the Mississippi Act, the Commission has also permitted licensees in approved Mississippi River counties to conduct gaming operations on permanent structures, provided that the majority of the gaming floor in any such structure is located on the river side of the "bank full" line of the Mississippi River. Our Ameristar Casino Vicksburg casino is built on permanent structures located in a specially constructed dry-dock basin adjacent to the Mississippi River.
The Mississippi Act permits unlimited stakes gaming on a 24-hour basis and does not restrict the percentage of space which may be utilized for gaming. The Mississippi Act permits substantially all traditional casino games and gaming devices.
We and any subsidiary of ours that operates a casino in Mississippi, which we refer to as a Gaming Subsidiary, are subject to the licensing and regulatory control of the Mississippi Commission. We are registered under the Mississippi Act as a publicly traded corporation, or a Registered Corporation, of Ameristar Casino Vicksburg, Inc., the owner and operator of Ameristar Casino Vicksburg, a licensee of the Mississippi Commission. As a Registered Corporation, we are required periodically to submit detailed financial and operating reports to the Mississippi Commission and furnish any other information the Mississippi Commission may require. If we are unable to continue to satisfy the registration requirements of the Mississippi Act, we and any Gaming Subsidiary cannot own or operate gaming facilities in Mississippi. No person may become a stockholder of or receive any percentage of profits from a licensed subsidiary of a Registered Corporation without first obtaining licenses and approvals from the Mississippi Commission. We have obtained such approvals in connection with our ownership of Ameristar Casino Vicksburg.
A Gaming Subsidiary must maintain a gaming license from the Mississippi Commission to operate a casino in Mississippi. Such licenses are issued by the Mississippi Commission subject to certain conditions, including continued compliance with all applicable state laws and regulations. There are no limitations on the number of gaming licenses that may be issued in Mississippi. Gaming licenses require the payment of periodic fees and taxes, are not transferable, are issued for a three-year period and must be renewed periodically thereafter. Ameristar Casino Vicksburg's gaming license expires on January 24, 2018.
Certain of our officers and employees and the officers, directors and certain key employees of Ameristar Casino Vicksburg must be found suitable or approved by the Mississippi Commission. We believe that we have obtained, applied for or are in the process of applying for all necessary findings of suitability with respect to us and Ameristar Casino Vicksburg, although the Mississippi Commission, in its discretion, may require additional persons to file applications for findings of suitability. In addition, any person having a material relationship or involvement with us may be required to be found suitable, in which case those persons must pay the costs and fees associated with such investigation. The Mississippi Commission may deny an application for a finding of suitability for any cause that it deems reasonable. Changes in certain licensed positions must be reported to the Mississippi Commission. In addition to its authority to deny an application for a finding of suitability, the Mississippi Commission has jurisdiction to disapprove a change in any corporate position or title and such changes must be reported to the Mississippi Commission. The Mississippi Commission has the power to require us and any Gaming Subsidiary to suspend or dismiss officers, directors and other key employees or sever relationships with other persons who refuse to file appropriate applications or whom the authorities find unsuitable to act in such capacities. Determinations of suitability or questions pertaining to licensing are not subject to judicial review in Mississippi.
At any time, the Mississippi Commission has the power to investigate and require the finding of suitability of any record or beneficial stockholder of Pinnacle. The Mississippi Act requires any person who acquires more than five percent of any class of voting securities of a Registered Corporation, as reported to the Securities and Exchange Commission, or SEC, to report the acquisition to the Mississippi Commission, and such person may be required to be found suitable. Also, any person who becomes a beneficial owner of more than ten percent of any class of voting securities of a Registered Corporation, as reported to the SEC, must apply for a finding of suitability by the Mississippi Commission and must pay the costs and fees that the Mississippi Commission incurs in conducting the investigation. If a stockholder who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners.

The Mississippi Commission generally has exercised its discretion to require a finding of suitability of any beneficial owner of five percent or more of any class of voting securities of a Registered Corporation. However, under certain circumstances, an “institutional investor,” as defined in the Mississippi Commission's regulations, which acquires more than ten percent, but not more than fifteen percent, of the voting securities of a Registered Corporation may apply to the Mississippi Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only. An institutional investor shall not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board of directors of the Registered Corporation, any change in the corporate charter, bylaws, management, policies or operations, or any of its gaming affiliates, or any other action which the Mississippi Commission finds to be inconsistent with holding the voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes include:

•	voting on all matters voted on by stockholders;

•	making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in management, policies or operations; and

•	such other activities as the Mississippi Commission may determine to be consistent with such investment intent.

Any person who fails or refuses to apply for a finding of suitability or a license within thirty days after being ordered to do so by the Mississippi Commission may be found unsuitable. The same restrictions apply to a record owner of our securities if the record owner, after request, fails to identify the beneficial owner. Any person found unsuitable and who holds, directly or indirectly, any beneficial ownership of our securities beyond such time as the Mississippi Commission prescribes, may be guilty of a misdemeanor. We may be subject to disciplinary action if, after receiving notice that a person is unsuitable to be a stockholder or to have any other relationship with us or any Gaming Subsidiary owned by us, the company involved:

•	pays the unsuitable person any dividend or other distribution upon such person's voting securities;

•	recognizes the exercise, directly or indirectly, of any voting rights conferred by securities held by the unsuitable person;

•	pays the unsuitable person any remuneration in any form for services rendered or otherwise, except in certain limited and specific circumstances; or

•
fails to pursue all lawful efforts to require the unsuitable person to divest himself of the securities, including, if necessary, the immediate purchase of the securities for cash at a fair market value.

We may be required to disclose to the Mississippi Commission, upon request, the identities of the holders of our debt or other securities. In addition, under the Mississippi Act, the Mississippi Commission, in its discretion, may require the holder of any debt security of a Registered Corporation to file an application, be investigated and be found suitable to own the debt security if the Mississippi Commission has reason to believe that the ownership of the debt security by the holder would be inconsistent with the declared policies of the State of Mississippi.
Although the Mississippi Commission generally does not require the individual holders of obligations such as notes to be investigated and found suitable, the Mississippi Commission retains the discretion to do so for any reason, including but not limited to, a default, or where the holder of the debt instruments exercises a material influence over the gaming operations of the entity in question. Any holder of debt securities required to apply for a finding of suitability must pay all investigative fees and costs of the Mississippi Commission in connection with such an investigation.
If the Mississippi Commission determines that a person is unsuitable to own a debt security, then the Registered Corporation maybe sanctioned, including the loss of its approvals, if without the prior approval of the Mississippi Commission, it:

•	pays to the unsuitable person any dividend, interest, or any distribution whatsoever;

•	recognizes any voting right by the unsuitable person in connection with those securities;

•	pays the unsuitable person remuneration in any form; or

•	makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction.

Each Gaming Subsidiary must maintain in Mississippi a current ledger with respect to the ownership of its equity securities, and we must maintain in Mississippi a current list of our stockholders which must reflect the record ownership of each outstanding share of any class of our equity securities. The ledger and stockholder lists must be available for inspection by the Mississippi Commission at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Mississippi Commission. A failure to make such disclosure may be grounds for finding the record holder unsuitable. We must also render maximum assistance in determining the identity of the beneficial owner.
The Mississippi Act requires that the certificates representing securities of a Registered Corporation bear a legend indicating that the securities are subject to the Mississippi Act and the regulations of the Mississippi Commission. We have received from the Mississippi Commission a waiver of this legend requirement. The Mississippi Commission has the power to impose additional restrictions on the holders of our securities at any time.
Substantially all material loans, leases, sales of securities and similar financing transactions by a Registered Corporation or a Gaming Subsidiary must be reported to or approved by the Mississippi Commission. A Gaming Subsidiary may not make a public offering of its securities but may pledge or mortgage casino facilities. A Registered Corporation may not make a public offering of its securities without the prior approval of the Mississippi Commission if any part of the proceeds of the offering is to be used to finance the construction, acquisition or operation of gaming facilities in Mississippi or to retire or extend obligations incurred for those purposes. Such approval, if given, does not constitute a recommendation or approval of the investment merits of the securities subject to the offering. We have received a waiver of the prior approval requirement with respect to public offerings and private placements of securities, subject to certain conditions, including the ability of the Mississippi Commission to issue a stop order with respect to any such offering if the staff determines it would be necessary to do so.
Under the regulations of the Mississippi Commission, a Gaming Subsidiary may not guarantee a security issued by an affiliated company pursuant to a public offering, or pledge its assets to secure payment or performance of the obligations evidenced by the security issued by the affiliated company, without the prior approval of the Mississippi Commission. A pledge of the stock of a Gaming Subsidiary and the foreclosure of such a pledge are ineffective without the prior approval of the Mississippi Commission. Moreover, restrictions on the transfer of an equity security issued by a Gaming Subsidiary or its holding companies and agreements not to encumber such securities are ineffective without the prior approval of the Mississippi Commission. We have obtained approvals from the Mississippi Commission for such guarantees, pledges and restrictions in connection with offerings of securities, subject to certain restrictions, but we must obtain separate prior approvals from the Mississippi Commission for pledges and stock restrictions in connection with certain financing transactions. Moreover, the regulations of the Mississippi Commission require us to file a Loan to Licensees and Lease Transaction Report with the Mississippi Gaming Commission within thirty (30) days following certain financing transactions and the offering of certain debt securities. If the Mississippi Commission were to deem it appropriate, the Mississippi Commission could order any such transaction rescinded.
Changes in control of us through merger, consolidation, acquisition of assets, management or consulting agreements or any act or conduct by a person by which he or she obtains control may not occur without the prior approval of the Mississippi Commission. Entities seeking to acquire control of a Registered Corporation must satisfy the Mississippi Commission in a variety of stringent standards prior to assuming control of the Registered Corporation. The Mississippi Commission also may require controlling stockholders, officers, directors, and other persons having a material relationship or involvement with the entity proposing to acquire control to be investigated and found suitable as part of the approval process relating to the transaction.
The Mississippi legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and other corporate defense tactics that affect corporate gaming licensees in Mississippi and Registered Corporations may be injurious to stable and productive corporate gaming. The Mississippi Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Mississippi's gaming industry and further Mississippi's policy to:

•	assure the financial stability of corporate gaming operators and their affiliates;

•	preserve the beneficial aspects of conducting business in the corporate form; and

•	promote a neutral environment for the orderly governance of corporate affairs.

Approvals are, in certain circumstances, required from the Mississippi Commission before a Registered Corporation may make exceptional repurchases of voting securities (such as repurchases which treat holders differently) in excess of the current market price and before a corporate acquisition opposed by management can be consummated. Mississippi's gaming regulations also require prior approval by the Mississippi Commission of a plan of recapitalization proposed by the Registered Corporation's board of directors in response to a tender offer made directly to the Registered Corporation's shareholders for the purpose of acquiring control of the Registered Corporation.
Neither we nor any Gaming Subsidiary may engage in gaming activities in Mississippi while also conducting gaming operations outside of Mississippi without approval of, or a waiver of such approval by, the Mississippi Commission. The Mississippi Commission may require determinations that, among other things, there are means for the Mississippi Commission to have access to information concerning the out-of-state gaming operations of us and our affiliates. We previously have obtained, or otherwise qualified for, a waiver of foreign gaming approval from the Mississippi Commission for operations in other jurisdictions in which we conduct gaming operations and will be required to obtain approval or a waiver of such approval from the Mississippi Commission prior to engaging in any additional future gaming operations outside of Mississippi; provided, however, that upon notice to the Commission within 30 days of conducting such activity, such a waiver shall be deemed automatically granted under the Mississippi Commission's regulations in connection with foreign gaming activities (except for internet gaming activities) conducted (i) within the fifty (50) states or any territory of the United States, (ii) on board any cruise ship embarking from a port located therein, and (iii) in any other jurisdiction in which a casino operator's license or its equivalent is not required in order to legally conduct gaming operations.
If the Mississippi Commission were to determine that we or our Gaming Subsidiary had violated a gaming law or regulation, the Mississippi Commission could limit, condition, suspend or revoke our approvals and the license of such Gaming Subsidiary, subject to compliance with certain statutory and regulatory procedures. In addition, we, the Gaming Subsidiary and the persons involved could be subject to substantial fines for each separate violation. Because of such a violation, the Mississippi Commission could attempt to appoint a supervisor to operate the casino facilities. Limitation, conditioning or suspension of any gaming license or approval or the appointment of a supervisor could (and revocation of any gaming license or approval would) materially adversely affect us and our business, financial condition and results of operations.
License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Mississippi, to the Mississippi Commission and to the counties and cities in which a Gaming Subsidiary's operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually. Generally, gaming fees and taxes are based upon the following:

•	a percentage of the gross gaming revenues received by the casino operation; or

•	the number of games operated by the casino.

The license fees payable to the State of Mississippi for Ameristar Casino Vicksburg include an annual license fee of $5,000, plus a monthly license fee based upon “gaming receipts” (generally defined as gross receipts less payouts to customers as winnings), and the maximum tax rate imposed by the State of Mississippi is eight percent of all gaming receipts in excess of $134,000 per month. The foregoing license fees we pay are allowed as a credit against our Mississippi income tax liability for the year paid. Additionally, there is an annual license fee payable by us to the state equal to $81,200 plus $100 for each game in excess of thirty five games on the casino floor. Moreover, the Mississippi Commission assesses Ameristar Casino Vicksburg with an annual investigative fee of $325,000 which is based on the number of gaming devices on the property. The fees payable to the city and county in which Ameristar Casino Vicksburg operates is a maximum of four percent of all gaming receipts in excess of $134,000 per month and an annual license fee of $150 per gaming device.

The Mississippi Commission's regulations require as a condition of licensure that a project include a 500-car or larger parking facility in close proximity to the casino complex, a 300-room or larger hotel of at least a three diamond rating as defined by an acceptable travel publication as determined by the Mississippi Commission, a restaurant capable of seating at least 200 people and a fine dining facility capable of seating at least 75 people, a casino floor of at least 40,000 square feet and have (or support) an amenity that will be unique to the market, encourage economic development and promote tourism. Unless waived, such regulations apply to new casinos or acquisitions of closed casinos. Ameristar Casino Vicksburg is grandfathered under a prior version of the regulation and thus is exempt from the current regulation’s requirements.
The sale of alcoholic beverages by Ameristar Casino Vicksburg is subject to licensing, control and regulation by both the local jurisdiction and the Alcoholic Beverage Control Division, or ABC, of the Mississippi Department of Revenue. Ameristar Casino Vicksburg is located in an area designated as a special resort area, which allows the property to serve alcoholic beverages on a 24-hour basis. If the ABC laws are violated, the ABC has the full power to limit, condition, suspend or revoke any license for the serving of alcoholic beverages or to place such licensee on probation with or without conditions. Any such disciplinary action could (and revocation would) have a significant adverse effect upon us and our business, financial condition and results of operations. Certain of our officers and managers at Ameristar Casino Vicksburg must be investigated by the ABC in connection with our liquor permits and changes in certain key positions must be approved by the ABC.
Nevada. The ownership and operation of casino gaming facilities in Nevada are subject to: (i) the Nevada Gaming Control Act and the regulations promulgated thereunder (collectively, the “Nevada Act”); and (ii) various local regulations. Gaming operations are subject to the licensing and regulatory control of the Nevada Gaming Commission (the “Nevada Commission”), the Nevada State Gaming Control Board (the “Nevada Board”) and the City of Reno. The Nevada Commission, the Nevada Board and the City of Reno are collectively referred to as the “Nevada Gaming Authorities.”
The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy which are concerned with, among other things: (i) the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity; (ii) the establishment and maintenance of responsible accounting practices and procedures; (iii) the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities; (iv) the prevention of cheating and fraudulent practices; and (v) providing a source of state and local revenues through taxation and licensing fees.
Our subsidiary, Cactus Pete's, Inc. (the “Gaming Subsidiary”), is licensed by the Nevada Gaming Authorities. The gaming licenses require the periodic payment of fees and taxes and are not transferable. We are currently registered by the Nevada Commission as a publicly traded corporation (a “Nevada Registered Corporation”) and have been found suitable as the parent company of the Gaming Subsidiary, which is a gaming licensee under the terms of the Nevada Act. As a Registered Corporation, we are required periodically to submit detailed financial and operating reports to the Nevada Commission and furnish any other information which the Nevada Commission may require. No person may become a more than 5% stockholder of, or holder of more than a 5% interest of, or receive any percentage of profits from, a gaming licensee without first obtaining licenses and approvals from the Nevada Gaming Authorities. We and the Gaming Subsidiary have obtained from the Nevada Gaming Authorities the various registrations, findings of suitability, approvals, permits and licenses required in order to engage in gaming activities in Nevada.

The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, us or the Gaming Subsidiary in order to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. Our and the Gaming Subsidiary’s officers, directors and certain key employees, must file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities. Our officers, directors and key employees who are actively and directly involved in gaming activities of the Gaming Subsidiary may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause which they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. The applicant for licensing or a finding of suitability must pay all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities and, in addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities have jurisdiction to disapprove a change in a corporate position. If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with us or the Gaming Subsidiary, the companies involved would have to sever all relationships with such person. In addition, the Nevada Commission may require us or the Gaming Subsidiary to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or of questions pertaining to licensing are not subject to judicial review in Nevada.
We and the Gaming Subsidiary are required to submit detailed financial and operating reports to the Nevada Commission. Substantially all material loans, leases, sales of securities and similar financing transactions by us and the Gaming Subsidiary must be reported to or approved by the Nevada Commission.
If it were determined that the Nevada Act was violated by the Gaming Subsidiary, the gaming licenses it holds could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, we, the Gaming Subsidiary and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act at the discretion of the Nevada Commission.
Any beneficial holder of our voting or non-voting securities, regardless of the number of shares owned, may be required to file an application, be investigated, and be found suitable as a beneficial holder of our voting securities if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.

The Nevada Act requires any person who acquires beneficial ownership of more than 5% of a Nevada Registered Corporation’s voting securities to report the acquisition to the Nevada Commission. The Nevada Act requires that beneficial owners of more than 10% of a Nevada Registered Corporation’s voting securities apply to the Nevada Commission for a finding of suitability within thirty days after the Chairman of the Nevada Board mails the written notice requiring such filing. However, an “institutional investor,” as defined in the Nevada Act, which beneficially owns more than 10% but not more than 11% of a Nevada Registered Corporation’s voting securities as a result of a stock repurchase by the Nevada Registered Corporation may not be required to file such an application. Further, an institutional investor which acquires more than 10%, but not more than 25%, of a Nevada Registered Corporation’s voting securities may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only. An institutional investor that has obtained a waiver may hold more than 25% but not more than 29% of a Nevada Registered Corporation’s voting securities and maintain the waiver where the additional ownership results from a stock repurchase by the Nevada registered Corporation. An institutional investor shall not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board of directors of the Nevada Registered Corporation, any change in the Nevada Registered Corporation’s corporate charter, restated bylaws, management, policies or operations of the Nevada Registered Corporation, or any of its gaming affiliates, or any other action which the Nevada Commission finds to be inconsistent with holding the Nevada Registered Corporation’s voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include: (i) voting on all matters voted on by stockholders; (ii) making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and (iii) such other activities as the Nevada Commission may determine to be consistent with such investment intent. If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information, including a list of beneficial owners. The applicant is required to pay all costs of investigation.
Any person who fails or refuses to apply for a finding of suitability or a license within thirty days after being ordered to do so by the Nevada Commission or the Chairman of the Nevada Board, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any security holder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the security beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. We are subject to disciplinary action if, after we receive notice that a person is unsuitable to be a security holder or to have any other relationship with us or the Gaming Subsidiary, we: (i) pay that person any dividend or interest upon our voting securities, (ii) allow that person to exercise, directly or indirectly, any voting right conferred through securities held by that person, (iii) pay remuneration in any form to that person for services rendered or otherwise, or (iv) fail to pursue all lawful efforts to require such unsuitable person to relinquish such person’s voting securities including, if necessary, the immediate purchase of said securities for cash at fair market value.
The Nevada Commission may, in its discretion, require the holder of any debt security of a Nevada Registered Corporation to file applications, be investigated and be found suitable to own the debt or other security of a Nevada Registered Corporation if the Nevada Commission has reason to believe that such holder’s acquisition of such debt or other security would otherwise be inconsistent with the policy of the State of Nevada. If the Nevada Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Act, the Nevada Registered Corporation can be sanctioned, including the loss of its approvals if, without the prior approval of the Nevada Commission, it: (i) pays to the unsuitable person any dividend, interest, or any distribution whatsoever; (ii) recognizes any voting right by such unsuitable person in connection with such securities; (iii) pays the unsuitable person remuneration in any form; or (iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction.
We are required to maintain a current stock ledger in Nevada which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. We are also required to render maximum assistance in determining the identity of the beneficial owner.
We are not permitted to make a public offering of our securities without the prior approval of the Nevada Commission if the securities or the proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes. On May 16, 2013, the Nevada Commission granted us prior approval to make public offerings for a period of thirty-three months, subject to certain conditions (the “Nevada Shelf Approval”). The Nevada Shelf Approval also applies to any affiliated company wholly owned by us (an “Affiliate”), which is a publicly traded corporation or would thereby become a publicly traded corporation pursuant to a public offering. The Nevada Shelf Approval, however, may be rescinded for good cause without prior notice upon the issuance of an interlocutory stop order by the Chairman of the Nevada Board. The Nevada Shelf Approval does not constitute a finding, recommendation or approval of the

Nevada Gaming Authorities as to the accuracy or the adequacy of the prospectus or the investment merits of the securities offered thereby. Any representation to the contrary is unlawful.
Changes in control of a Nevada Registered Corporation through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby such person obtains control, may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a Nevada Registered Corporation must satisfy the Nevada Board and Nevada Commission in a variety of stringent standards prior to assuming control of such Nevada Registered Corporation. The Nevada Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control to be investigated and licensed as part of the approval process relating to the transaction.

The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada corporate gaming licensees, and Nevada Registered Corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada’s gaming industry and to further Nevada’s policy to: (i) assure the financial stability of corporate gaming licensees and their affiliates; (ii) preserve the beneficial aspects of conducting business in the corporate form; and (iii) promote a neutral environment for the orderly governance of corporate affairs. Approvals are, in certain circumstances, required from the Nevada Commission before the Nevada Registered Corporation can make exceptional repurchases of voting securities above the current market price thereof and before a corporate acquisition opposed by management can be consummated. The Nevada Act also requires prior approval of a plan of recapitalization proposed by the Nevada Registered Corporation’s Board of Directors in response to a tender offer made directly to the Nevada Registered Corporation’s stockholders for the purposes of acquiring control of the Nevada Registered Corporation.
License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and to the City of Reno, in which the Gaming Subsidiary’s operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly, or annually and are based upon either: (i) a percentage of the gross revenues received; (ii) the number of gaming devices operated; or (iii) the number of table games operated. An entertainment tax is also paid by casino operations where live entertainment is furnished in connection with an admission charge and the serving or selling of food or refreshments, or the selling of any merchandise.
Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with such persons (collectively, “Licensees”), and who proposes to become involved in a gaming venture outside of Nevada, is required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation by the Nevada Board of such Licensee’s participation in such foreign gaming. The revolving fund is subject to increase or decrease in the discretion of the Nevada Commission. Thereafter, Licensees are required to comply with certain reporting requirements imposed by the Nevada Act. Licensees are also subject to disciplinary action by the Nevada Commission if they knowingly violate any laws of the foreign jurisdiction pertaining to the foreign gaming operation, fail to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engage in activities or enter into associations that are harmful to the State of Nevada or its ability to collect gaming taxes and fees, or employ, contract with, or associate with a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the ground of unsuitability.
Ohio. We conduct horse racing operations at a thoroughbred racetrack in Ohio at Belterra Park Gaming and Entertainment Center. The state racing commission is responsible for regulating our racing operations and has broad oversight and authority, which includes annually reviewing and granting racing permits. In Ohio, so long as you hold a permit to conduct horse racing meetings, you may apply for a license to operate a video lottery terminal (“VLT”) facility.
On April 28, 2014, Ohio Lottery Commission approved the issuance of a video lottery sales agent license (the “VLT License”) to PNK (Ohio), LLC (“PNK Ohio”) to operate video lottery gaming at Belterra Park Gaming and Entertainment Center as a “VLT Operator.” On May 1, 2014, Belterra Park Gaming and Entertainment Center opened with 1,500 VLTs, six restaurants, VIP lounge, additional parking and more.
The ownership and operation of the VLT facilities in Ohio are subject to extensive state regulation under Chapter 3770 of the Ohio Revised Code (the “Ohio Act”), as well as the regulations which the Ohio Lottery Commission has adopted pertaining to the Ohio Act. The Ohio Act grants broad and pervasive regulatory powers and authorities to the Ohio Commission. The comprehensive regulations cover ownership, reporting, rules of game and operational matters.
The executive director of the Ohio Lottery Commission (the “Ohio Director”) has the authority to promulgate very limited rules under which VLT facilities may be operated and is responsible for issuing the licenses. The license must be renewed annually and, every three (3) years, a VLT Operator is required to resubmit a complete license application. The initial application requires the payment of a $50 million license fee, (i) $10 million of which is payable with the submission of the application (which we paid in January 2014), (ii) $15 million of which is payable upon commencement of VLT sales at a facility (which we paid in April 2014) and (ii) $25 million of which is payable one year following commencement of VLT sales (which will become due and payable April 30, 2015).
A video lottery applicant must agree to submit background checks and reviews of the video lottery applicant or its principals, or any other persons affiliated with the applicant who the Ohio Director determines should be required to submit to a criminal or financial background check. Background checks for institutional investors who are video lottery principals may be required as deemed necessary by the Ohio Director. The Ohio Director may determine that an institutional investor that has an ownership interest of five percent to fifteen percent in the video lottery applicant is not a video lottery principal if it submits documentation sufficient to establish qualification as an institutional investor. Within the time specified by the Ohio Director, a video lottery applicant must obtain a dedicated non-revocable letter of credit, a surety bond, financial guarantee or other alternative form of credit approved by the Ohio Director in an amount determined by the Ohio Director.
Under Ohio law, a video lottery license is not transferrable for five years after the initial issuance of an operating license. Any person or entity holding an ownership interest in the video lottery applicant or holding, directly or indirectly, an ownership interest through a holding company of the video lottery applicant, as of the date of issuance of an operating license to the VLT Operator, may increase such ownership interest thereafter and any such increase or increases shall not be considered a transfer of license under the Ohio Act. However, any ownership interest in the VLT Operator or ownership, directly or indirectly, through a holding company of a VLT Operator, that is acquired after the date of issuance of an operating license to the VLT Operator by a person or entity not previously holding an ownership interest, which would result in such person or entity obtaining control of the video lottery applicant is prohibited under the Ohio Act. PNK Ohio was issued its VLT License on May 1, 2014. Any strategic transaction involving PNK Ohio (directly or indirectly through a holding company) that constitutes a “transfer” of PNK Ohio under the Ohio Act before May 1, 2019 may result in the suspension, modification or revocation of PNK Ohio’s VLT License. A suspension or revocation of such VLT License would necessitate the cessation of VLT operations at the Belterra Park Gaming and Entertainment Center facility.
All licenses are subject to the specific conditions imposed by the Ohio Director on the issued license. The Ohio Act prescribes grounds for the revocation or suspension of licenses, which may include failure to comply with license conditions, and grounds for imposition of civil penalties. Due to receipt of licensing approval from the Ohio Director, the Belterra Park Gaming and Entertainment Center facility and some of its officers and employees are subject to specific regulations, including ongoing licensing requirements. Certain categories of key gaming employees and gaming employees, as determined by the Ohio Director, are required to be licensed in a manner approved by the Ohio Director. All VLT Operators must establish a responsible gaming program within 90 days of commencement of video lottery gaming activities. In addition, the VLT Operator is required to make a minimum of $150 million in capital investments, and such capital investment must be completed within three (3) years from issuance of the license. The construction for the Belterra Park Gaming and Entertainment Center facility fulfilled this minimum capital investment requirement. The VLT Operator must hire and compensate a sufficient number of personnel to ensure compliance with all provisions of the Ohio Act, and rules and regulations including audit, financial, operations, surveillance and security personnel to protect, secure and operate the equipment, buildings and grounds of the facilities at which the video lottery gaming activities will occur.
The Ohio Lottery Commission and the auditor of the state may at any time examine or access for any purposes all electronic, paper and computer records, files and other documents, VLTs, and hardware and software used in connection with video lottery of the VLT Operator whether kept or maintained by the licensee, its management company, employees, representatives and/or other entity assisting in the operation of video lottery at the VLT Operators’ facility. A VLT Operator shall allow inspections of the licensed premises at any time as authorized by the Ohio Director. The inspection may be made without prior notice to the VLT Operator.
The VLT Operator must notify the Ohio Director of: (i) material adverse changes in the value of the licensee’s operations; and (ii) material changes in control or ownership.
Each time the VLT Operator submits additional information to the Ohio Director (whether in accordance with notice requirements or during renewal applications), the Ohio Director maintains discretion to suspend, revoke or reconsider the application or otherwise modify the conditions of the issuance of the VLT License. If PNK Ohio’s VLT License is suspended, revoked or not renewed, VLT operations at the Belterra Park Gaming and Entertainment Center facility would cease.
Pursuant to Ohio law and the terms of PNK Ohio’s VLT License, the Ohio Lottery Commission will pay PNK Ohio a commission (the “VLT Commission”) in the amount of sixty-six and one-half percent (66.5%) of the video lottery terminal income generated by PNK Ohio. “Video lottery terminal income” is defined as credits played, minus approved video lottery terminal promotional gaming credits, minus video lottery prize awards.
Additionally, by rule of the Ohio State Racing Lottery Commission or by agreement between PNK Ohio and the applicable horsemen’s association, a percentage of PNK Ohio’s VLT Commission shall be paid for the benefit of horse breeding and racing in Ohio. PNK Ohio is currently negotiating such an agreement with the relevant horsemen’s association to determine the percentage of PNK Ohio’s VLT Commission that will be paid for the benefit of the horsemen’s association. Until such an agreement has been entered into, PNK Ohio has provided monthly payments to an escrow agent pursuant to an escrow agreement entered into with the Ohio State Racing Commission. Upon execution of an agreement with the relevant horsemen’s association or adoption of rules, funds (less applicable escrow fees) in an amount equal to the agreed upon percentage of the VLT Commission payable to such horsemen’s association are to be disbursed.
A change to these regulations or a change to the agreement with the relevant horsemen’s association could have a significant impact on the profitability of PNK Ohio’s VLT operations.
Because a video lottery license may only be issued to permit holders that are authorized by the state racing commission to conduct horse racing meetings, the Belterra Park Gaming and Entertainment Center facility must comply with rules and regulations governing horse racing permit holders. In addition, unless otherwise agreed to by the applicable horsemens association and the permit holder, beginning the calendar year after the permit holder first receives video lottery income, the facility is required to conduct a certain minimum number of live racing days depending upon the facilities revenue.
Other. In addition to the requirements discussed above, if we sought to establish gaming operations in any jurisdiction in which we currently do not operate, we would need to be registered, licensed, or found suitable to conduct gaming activities in that jurisdiction and, if successful in doing so, would be subject to such jurisdiction’s regulatory requirements applicable to gaming companies. Holders of our securities would also be subject to additional requirements regarding the ownership and disposition of their securities, including possibly being called forward by applicable gaming authorities to be licensed or found suitable to be the beneficial owner of our securities.
From time to time, legislators and special interest groups have proposed legislation that would restrict or prevent gaming operations. In addition, changes in regulations affecting the casino business can impact our existing or proposed operations. Any new restriction on or prohibition of our gaming operations could force us to curtail operations and incur significant losses.
Racetracks. In January 2013, we closed on the acquisition of 75.5% of the equity of Pinnacle Retama Partners, LLC, the owner of the racing license for Retama Park Racetrack in San Antonio, Texas, and entered into a management contract with Retama Development Corporation to manage the day-to-day operations at Retama Park Racetrack. As discussed above, we also have Belterra Park Gaming and Entertainment Center facility which has a race track.
The racing authorities responsible for regulating our racing operations have broad oversight authority, which may include: annually reviewing and granting racing licenses and racing dates; approving the opening and operation of off track wagering facilities; approving simulcasting activities; licensing all officers, directors, racing officials and certain other employees of a racing licensee; and approving all contracts entered into by a racing licensee affecting racing, pari-mutuel wagering, account wagering and off track wagering operations.